UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10
(Amendment No. 3 )

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

BORNEO RESOURCE INVESTMENTS LTD.
(Exact name of registrant as specified in its charter)

Nevada	20-3724019
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

19125 North Creek Parkway, Suite 120
Bothell, Washington	98011
(Address of principal executive offices)	(Zip Code)

(425) 329-2622
(Registrant’s telephone number, including area code)

Copies to:
Peter DiChiara, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
Tel: (212) 930-9700
Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock ($0.001 par value)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

  i

BORNEO RESOURCE INVESTMENTS LTD.

ii

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This registration statement became effective automatically on July 10, 2012, 60 days from the date of the original filing, pursuant to Section 12(g)(1) of the Exchange Act. As of the effective date we are subject to the requirements of Regulation 13(a) under the Exchange Act and are required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we are required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the “Company,” “we,” “our,” or “us” mean Borneo Resource Investments Ltd. and its wholly-owned subsidiary, Interich International Limited, a company organized in the British Virgin Islands. Our principal executive offices are located at 19125 North Creek Parkway, Suite 120, Bothell, Washington, 98011 and our telephone number is (425) 329-2622.

FORWARD-LOOKING STATEMENTS

This registration statement contains “forward-looking statements.” Forward-looking statements are based upon our current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “approximately,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although the absence of these words does not necessarily mean that a statement is not forward-looking. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.

Factors that may cause or contribute actual results to differ from these forward-looking statements include, but are not limited to, for example:

●	adverse economic conditions;
●	the price of coal;
●	a change in the estimate of coal on our concessions;
●	an inability to extract the coal reserves;
●	changes in Indonesian law; and
●	other risks and uncertainties related to mining and our business strategy.

This list is not exhaustive of the factors that may affect our forward-looking statements. All forward-looking statements speak only as of the date of this report. We undertake no obligation to update any forward-looking statements or other information contained herein. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from expectations under “Risk Factors” and elsewhere in this current report. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Item 1. Business.

Business Development

Borneo Resource Investments Ltd., (“Borneo” or the “Company”) was organized on June 14, 2004 under the laws of the State of Nevada as “Acme Entertainment, Inc.” On July 21, 2005, the Company changed its name to “INQB8, Inc.” On November 4, 2005, in connection with a merger with Aventura Resorts, Inc., a privately held Washington company, the Company changed its name to “Aventura Resorts, Inc.” (“Aventura”).

Aventura’s business plan was to develop upscale resort communities for motorhome owners. The Company entered into -several agreements to acquire resort properties. With the banking crisis in the United States and the downturn in real estate values, however, the Company was unable to complete either the attempted bank financing or equity transaction to complete the contemplated purchases.

On July 13, 2011, in anticipation of the merger, described below, with Interich International Limited (“Interich”), a British Virgin Islands Company, the Company changed its name to Borneo Resource Investments Ltd. On August 1, 2011 (the “Merger Date”), the Company was merged with Interich via a merger subsidiary the Company created for this transaction. From its inception, on September 22, 2009 until the date of the transaction, Interich was an inactive corporation with no significant assets or liabilities. The transaction has been accounted for as a reverse merger, and Interich is the acquiring company on the basis that Interich’s senior management became the entire senior management of the merged entity and there was a change of control of Borneo. While the transaction is accounted for using the purchase method of accounting, in substance the transaction was a recapitalization of Borneo’s capital structure.

In anticipation of the closing of the Interich transaction, on July 13, 2011, the Company amended its Articles of Incorporation to effect a 100-to-1 reverse stock split of its issued and outstanding shares of common stock. As a result of the reverse stock split, the Company had 3,167,269 shares outstanding before the merger. In addition, the authorized number of shares of common stock was amended to authorize the Company to issue a total of 500,000,000 shares of capital stock, each with a par value of $0.001, which consists of 400,000,000 shares of common stock and 100,000,000 shares of preferred stock.

In connection with the merger, Borneo issued 60,178,073 restricted common shares to stockholders of Interich. In addition, holders of convertible debt exchanged their notes for 6,154,860 of the Company’s common shares. The issued and outstanding number of common shares subsequent to the merger and the exchange of convertible debt was 69,500,205.

The Company is an “exploration stage company” as defined in the Securities and Exchange Commission Industry Guide 7, and is subject to compliance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915 “Development Stage Entities”. To date, the Company, has not generated sales revenues, has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through December 31, 2011, the Company has accumulated losses of $1,103,766.

Our principal executive offices are located at 19125 North Creek Parkway, Suite 120, Bothell, Washington, 98011 and our telephone number is (425) 329-2622.

Our Business

The Company’s mission is to assemble a platform of prime quality energy assets in Borneo, Indonesia, one of the world largest areas of high grade thermal coal reserves, through acquisition of coal mining concessions and licenses. The Company, when presented with the opportunity to do so, will seek to acquire concessions, or enter into letters of intent to purchase concessions, in Borneo, Indonesia and other regions of Indonesia. After entering into agreements to acquire concessions, the Company will market the properties to mining companies and other interested parties.  It is the Company’s intention to identify and negotiate with strategic partners to coordinate and pay for feasibility studies, construction of coal mining infrastructure and mining operations for concessions acquired. By working with select strategic partners and using limited recourse project financing, we anticipate we will be able to compete with larger companies with greater resources. Further, the Company is creating a trading platform for thermal coal concessions and individual coal deposits through arbitrage between Indonesia supply chains and major energy importing nations including India and China.

Kalimantan Province, situated in the island of Sumatra, Indonesia, is home to one of the richest deposits of steaming coal in the world. The Indonesian government has, for many years been awarding coal mining exploration and licenses to local indigenous groups. With strong connections to local licensees, through two of its executive officers, the Company has created preferential access to these concession opportunities.

Mining Concessions

Borneo has entered into agreements, primarily letters of intent and agreements of understanding, with concession holders in the Indonesian region. Borneo will, with any available cash, perform geological tests to determine the feasibility of mining each concession. It is the Company’s intention, however, to identify and negotiate with strategic partners to coordinate and pay for feasibility studies, construction of coal mining infrastructure and mining operations for concessions acquired. If mining is feasible, Borneo may enter into a partnership to mine the concession or sell the concession to a mining company. Each of the agreements call for or may require further negotiations among the parties.

Prior to the merger between Borneo and Interich, Interich acquired in exchange for Interich stock an 80% interest in PT Chaya Meratus Primecoal, an Indonesian limited liability company, which is the holder of the exclusive exploration and development rights concession for up to 6,000 hectares in the Tanjung Area Basin of South East Kalimantan. Borneo will, with any available cash, perform geological tests or identify a strategic partner to determine the feasibility of mining each concession.

Borneo also acquired exclusive rights to an exploration IUP covering approximately 1,300 hectares in Kalimantan through a Memorandum of Understanding, dated October 7, 2011, with the concession holder PT Integra Prima Coal (the “Integra MOU”). Pursuant to the Integra MOU, upon the execution of a definitive agreement, Borneo shall take over the exploration, exploitation and drilling on the IUP. Borneo does not have any commitments under the Integra MOU until it decides to initiate exploration and mining activities. At that time, the parties will negotiate a price for the IUP.

Borneo signed a Share Sale Purchase Pre-Contract Agreement, dated March 15, 2012 (the “Pre Contract Agreement”) to acquire 75% of PT Batubaraselaruas Sapta (“BSS”), which is the holder of a 93,000 hectare concession in the province of East Kalimantan, Indonesia, with a prospective area of 68,360 hectares. The Pre-Contract Agreement provides that it is a non-exclusive memorandum of understanding prior to payment of a $2,250,000 fee and due diligence,   After such payment and due diligence, the parties shallnegotiate and execute a Share Sale Purchase Agreement. Under the terms of the Pre-Contract Agreement, if Borneo decides to move forward with the transaction, Borneo will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$225,000,000 to acquire 75% of BSS. The initial payment of US$2,250,000, which Borneo has not yet made, will provide Borneo a 1% interest in BSS and guarantee exclusivity for Borneo

Borneo signed an Agreement on Transfer of Shares, Coal Mining License and Its Management, dated March 23, 2012 (the “Berkat Bumi Agreement”) to acquire 80% of PT Berkat Bumi Waigeo (“Berkat Bumi”), which is the holder of a 9,600 hectare concession in the West Papua Province (island of New Guinea), Indonesia. The Berkat Bumi Agreement provides that it is only a memorandum of understanding prior to due diligence and the negotiation and execution of a final agreement. Under the terms of the Pre-Contract Agreement, Borneo will bear all of the costs for the due diligence and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$9,000,000 to acquire 80% of Berkat Bumi. Borneo shall perform due diligence procedures on this property with any available funds.   The Berkat Bumi Agreement may expire on October 23, 2012 if Borneo does not undertake any feasibility studies.

Borneo signed an Agreement on Transfer of Shares, Coal Mining License and Its Management, dated March 23, 2012 (the “Masanggu Agreement”), to acquire 90% of PT Berkat Banua Masanggu (“Masanggu”), which is the holder of an 8,800 hectare concession in the South Kalimantan Province, Indonesia. The Masanggu Agreement provides that it is only a memorandum of understanding prior to due diligence and the negotiation and execution of a final agreement. Under the terms of the Pre-Contract Agreement, Borneo will bear all of the costs for the due diligence and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$6,000,000 to acquire 90% of Masanggu. Borneo shall perform due diligence procedures on this property with any available funds.   The Masanggu Agreement may expire on October 23, 2012 if Borneo does not undertake any feasibility studies.

Borneo is also negotiating with BT Bumi Energy Kalimantan (“BEK”) which is the holder of a 3,200 hectare mining concession in South East Kalimantan, Indonesia for the acquisition of BEK’s shares.

Other than the agreement with respect to PT Chaya Meratus Primecoal because the above agreements (the “Letters of Intent”) (1) do not obligate the Company to purchase or lease the property in question and (2) do not specify a time at which any purchase or lease must be made. The Company’s strategy is to continue to enter into agreements to acquire prime concessions and develop a “land bank” of assets to buy and sell assets and arrange for strategic partners to mine coal on such concessions . It is the Company’s intention to select strategic partners to coordinate construction of coal mining infrastructure for concessions acquired. Ultimately, it is the Company’s intention to identify and negotiate with strategic partners to coordinate and pay for feasibility studies, construction of coal mining infrastructure and mining operations for concessions acquired. The Company may not enter into any definitive agreements concerning the properties listed above.

Much of the coal mined in Indonesia is exported to China. China's Indonesian coal imports are expected to reach 52 million metric tonnes in 2012, a rise of 20% on the 42.9 million metric tonnes of coal exported by Indonesia to China in 2010, according to Indonesian Coal Mining Association (“ICMA”). Indonesian coal exports to China have expanded at a rapid rate since registering at 1.4 million metric tonnes in 2004. Indonesia produced 325 million metric tonnes of coal in 2010, of which 265 million metric tonnes was exported and 60 million metric tonnes sold for domestic consumption. This information is public information developed by the ICMA and we did not pay anything for receipt of this information.

Emerging Growth Company” Status under the Jumpstart Our Business Startups Act (“JOBS Act”)

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
•
disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Competitive Factors

The mining industry is acutely competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of exploration stage properties or properties containing coal reserves. Many of these companies have greater financial resources, operational experience and technical capabilities than us. It is our goal to develop a “land bank” of assets to buy and sell assets and mine coal with strategic partners. This will allow us to source coal from our properties to purchasers quickly and efficiently. It is the Company’s intention to identify strategic partners to coordinate construction of coal mining infrastructure for concessions acquired. Ultimately, It is the Company’s intention to identify and negotiate with strategic partners to coordinate and pay for feasibility studies, construction of coal mining infrastructure and mining operations for concessions acquired. By working with select strategic partners and using limited recourse project financing, we anticipate we will be able to compete with larger companies with greater resources.

Raw Materials, Principal Suppliers and Customers

We are not dependent on any principal suppliers nor raw materials in our current business operations. We are not currently any revenue from any customers.

Government Regulations

On January 12, 2009, Law No 4 of 2009 on Mineral and Coal Mining (the “Mining Law”) came into effect. The Mining Law replaced Law No 11 of 1967 (the “Old Mining Law”) and made significant changes to Indonesia’s mining regulatory regime which operated for more than 40 years. Under the Old Mining Law, mining activities were permitted to be carried out under a mining authorization known as Kuasa Pertambangan (KP). There are a number of transitional issues relating to KPs issued under the Old Mining Law.

The Mining Law now provides for new forms of mining rights known as:

●	Mining Business Permits (Izin Usaha Pertambangan – IUP) – basic permits for conducting a mining enterprise within a commercial mining area; and
●	Special Mining Business Permits (Izin Usaha Pertambangan Khusus – IUPK) – permits for conducting a mining enterprise within a state reserve area.
State reserve areas will be determined by the government based on the government’s desire to reserve an area for national strategic needs or to conserve certain properties based on a need to protect the ecosystem or environment. The Company does not have any mining enterprises within a state reserve area.

For IUPs that are not "conversions" from KPs, every holder of an IUP will first need to obtain a Mining Business Permit Area (Wilayah Izin Usaha Pertambangan – WIUP) subject to prescribed minimum and maximum limits:

●	An Exploration IUP, which authorizes the holder to conduct general survey, exploration and feasibility studies; and
●	Production Operation IUP, which authorizes the holder to conduct construction, mining, processing and purification, hauling and selling.
Under the Mining Law, an IUP holder is only allowed to hold one IUP. However, transitional provisions in Government Regulation No 23 of 2010 allow mining concession holders who held more than one concession before the enforcement of Mining Law, to convert those concessions to IUPs and hold on to them until expiration (subject to compliance with the conditions of the IUPs and the prevailing laws and regulations). While a company can hold only one IUP, companies may have several different subsidiaries apply for several different IUPs. The Company may then, therefore, obtain new IUPs.

The current situation in relation to the Mining Law is that:

●	KPs should have been converted to IUPs, as required under the implementing regulations; and
●	IUPs in relation to new work areas are not yet being issued. This is because the Government is still considering what mining areas will be opened up for tendering.
We expect foreign investment in the Indonesian mining industry to increase on the back of continued efforts by the government to improve the country's regulatory framework as it seeks to increase revenues derived from mining activities. In compliance with Indonesian regulations the Company, through Indonesian counsel, is filing a foreign investment approval application for all concession acquisitions in Indonesia. We do not expect the Mining Law, and the changes enacted, to impact our operations.

Environmental Regulations

On October 3, 2009, the Indonesian Government passed Law No 32 of 2009 regarding Environmental Protection and Management (the “Environmental Law”), replacing Law No 23 of 1997 on Environmental Management (the “Old Environment Law”). Under the Environmental Law, every business activity having significant impact on the environment (like mining operations) is required to carry out an environmental impact assessment (known as an AMDAL). Based on the assessment of the AMDAL by the Commission of AMDAL Assessment, the Minister, Governor, or Mayor/Regent (in accordance with their respective authority) must specify a decree of environmental feasibility. The decree of environmental feasibility is used as the basis for the issuance of an environmental license by the Minister, Governor, or Mayor/Regent (as applicable). The environmental license is a pre-requisite to obtaining the relevant business license. One of the business activities that must have an AMDAL is the exploitation of mineral resources. The Minister for Environmental Affairs is responsible for issuing a list of the types of businesses which must produce an AMDAL as a pre-requisite to being licensed.

There are only a few implementing regulations that have been issued in relation to the Environmental Law. As a result, the implementing regulations of the Old Environment Law still apply in some circumstances, to the extent that they do not contradict the Environmental Law. Under the Old Environmental Law and its implementing regulations: (a) an AMDAL is not required to be prepared for general survey and exploration activities; and (b) an AMDAL must be prepared and approved in order for a business to enter into the exploitation (operation and production) phase. Projects (or sub-projects) which are not required to produce an AMDAL may nevertheless still be required to produce Environmental Management Efforts (UKL) and Environmental Monitoring Efforts (UPL). Technical guidelines announced by the Minister of Energy and Mineral Resources state that regional governments are responsible for approving AMDALs in their respective jurisdictions and for supervising environmental management and the monitoring efforts of an IUP holder.

Further details regarding AMDAL requirements are set out in Government Regulation No 27 of 1999 on Environmental Impact Assessment, which is the implementing regulation of the Old Environment Law. Under the Old Environment Law and its implementing regulations, an AMDAL consists of several components, namely: (a) a framework of reference document used to establish the framework for the AMDAL (KA-ANDAL); (b) an environmental impact analysis report (ANDAL); (c) an environmental management plan (RKL); and (d) an environmental monitoring plan (RPL). Although the components of an AMDAL have not been specified, the Environmental Law stipulates that an AMDAL document must contain the following: (a) an assessment of the impact of the business activities plan; (b) an evaluation of the activities in the area surrounding the location of the business; (c) feedback from the community on the business activities plan; (d) an estimation of the impact and significance of the impact that may occur if the business activities plan is implemented; (e) a holistic evaluation of the impact that may occur to determine the environmental feasibility; and (f) an environmental management and monitoring plan. In addition to the requirement to obtain an environmental license, every business and/or activity that has the potential to cause a significant impact on the environment, a threat to the ecosystem and life, and/or human health and safety must also conduct an environmental risk analysis. A number of other regulations also apply to mining operations, requiring operators to obtain licenses for the disposal of waste and toxic or hazardous materials.

We do not expect the Environmental Law, and the changes enacted, to impact our operations.

Employees

We retain our three officers, namely our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer as independent contractors. Our officers spend approximately, and some weeks, in excess of 40 hours per week working on the Company’s operation. Other than our three officers, we have no employees. We have engaged a local Indonesian geologist as an independent consultant and plan to engage other independent contractors in connection with the exploration of our properties, such as drillers, geophysicists, geologists and other technical disciplines from time to time.

Item 1A. Risk Factors.

An investment in our securities is highly speculative and extremely risky. You should carefully consider the following risks, in addition to the other information contained in this registration statement, before deciding to invest in our securities.

Risks Related to Our Business

We have a limited operating history.

We have no history of revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and must be considered in the exploration stage. The success of our company is significantly dependent on a successful acquisition, drilling, completion and production program. Our company’s operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the exploration stage and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

We do not expect positive cash flow from operations in the near term. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be required to scale back or curtail exploration operations.

We do not expect positive cash flow from operations in the near term. In particular, additional capital may be required in the event that drilling, exploration and completion costs for our properties increase beyond our expectations. We will depend almost exclusively on outside capital to pay for the acquisition and continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. We can provide no assurances that any financing will be successfully completed. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be required to scale back or curtail operations for our business.

We will require additional funds which we plan to raise through the sales of our common stock.

We anticipate that our current cash will not be sufficient to complete our planned exploration program and acquisition of properties. Subsequent acquisition and exploration activities will require additional funding. Our only present means of funding is through the sale of our common stock and common stock equivalents. The sale of common stock requires favorable market conditions for exploration companies like ours, as well as specific interest in our stock. If we are unable to raise additional funds in the future, our business will need to be curtailed.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern. The general business strategy of the Company is to explore and research existing mineral properties and to potentially acquire further claims either directly or through the acquisition of operating entities. The continued operations of the Company depends upon the recoverability of mineral property reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development of these claims and upon the future profitable production of the claims. Management intends to raise additional capital through share issuances to finance its exploration although there can be no assurance that management will be successful in these efforts.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statement, the Company has incurred deficit accumulated during the exploration stage of $1,103,766, used $863,546 in cash for operating activities as of December 31, 2011. The ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern for the next twelve months.

To meet these objectives, the Company continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms and timely manner, if at all. The failure to obtain the necessary working capital would have a material adverse effect on the business prospects and, depending upon the shortfall, the Company may have to curtail or cease its operations.

Unfavorable global economic conditions may have a material adverse effect on us since raising capital to continue our operations could be more difficult.

Uncertainty and negative trends in global economic conditions, including significant tightening of credit markets and a general economic decline, have created a difficult operating environment for our business and other companies in our industry. Depending upon the ultimate severity and duration of any economic downturn, the resulting effects on our business could be materially adverse if we are unable to raise the working capital required to carry out our business plan.

The exploration and mining industry is highly competitive.

We face significant competition in our business of exploration and mining, a business in which we will compete with other coal resource exploration and development companies for financing and for the acquisition of new coal properties. Many of the coal resource exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of coal properties of merit, on exploration of their coal properties and on development of their coal properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of coal properties. This competition could result in competitors having coal properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our coal properties.

Our mineral exploration efforts are highly speculative; we have not yet established any proven or probable reserves.

Mineral exploration is highly speculative. It involves many risks and is often non-productive. Even if we believe we have found a valuable mineral deposit, it may be several years before production is possible. During that time, it may become no longer feasible to produce those minerals for economic, regulatory, political, or other reasons. Additionally, we may be required to make substantial capital expenditures and to construct mining and processing facilities. As a result of these costs and uncertainties, we may be unable to start, or if started, to finish our exploration activities. In addition, we have not to date established any proven or probable reserves on our mining properties and there can be no assurance that such reserves will ever be established.

We have not performed any exploration work on our properties and we currently have no exploration plans until a strategic partner is identified. Our property and the properties that are subject to the Letters of Intent have not been physically evaluated in the field by a professional geologist or mining engineer engaged by us. Since the properties have not been physically examined by a consultant hired by us, we cannot document the existence of any proven or probable coal reserves on any of the properties.

While we have conducted due diligence on our properties and each property has been physically inspected by our Chief Operating Officer, since we have not hired any professional geologist or mining engineer to evaluate our property or any property that is subject to the Letters of intent, we do not know if there are any existing coal reserves. Even if we find that there are coal reserves on our property, we cannot determine, due to the lack of inspection, that we will be able to recover and market the coal. Even if we recover and market the coal reserves, we cannot guaranty that we will make a profit.

Mining operations in general involve a high degree of risk, which we may be unable, or may not choose to insure against, making exploration and/or development activities we may pursue subject to potential legal liability for certain claims.

Our operations are subject to all of the hazards and risks normally encountered in the exploration, development and production of minerals. These include unusual and unexpected geological formations, rock falls, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Although we plan to take adequate precautions to minimize these risks, and risks associated with equipment failure or failure of retaining dams which may result in environmental pollution, there can be no assurance that even with our precautions, damage or loss will not occur and that we will not be subject to liability which will have a material adverse effect on our business, results of operation and financial condition.

We have no known coal reserves and we cannot guarantee we will find any coal reserves or if we find coal, that production will be profitable.

Even if we find that there are coal reserves on our property, we cannot guaranty that we will be able to recover and market the coal. Even if we recover and market the coal reserves, we cannot guaranty that we will make a profit. If we cannot find coal reserves or it is not economical to recover these coal reserves, we will have to cease operations.

Weather interruptions in Indonesia may affect and delay our exploration operations.

The weather is a hot and humid tropical wet and dry climate according to the Köppen climate classification system. Despite being located relatively close to the equator, the area has distinct wet and dry seasons. Wet seasons in Kalimantan cover the majority of the year, running from November through June.

We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

We will incur increased costs as a result of becoming a public company that reports to the Securities and Exchange Commission and our management will be required to devote substantial time to meet compliance obligations.

As a public company reporting to the Securities and Exchange Commission, we will incur legal, accounting and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Commission that impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. In addition, on July 21, 2010, the Dodd-Frank Wall Street Reform and Protection Act was enacted. There are also additional corporate governance and executive compensation-related provisions in the Dodd-Frank Act that are expected to increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

We are an "emerging growth company" under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Risks Related to Our Common Stock

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid a dividend on our common stock. We intend to retain earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any dividends in the foreseeable future.

The trading price of our common stock may be volatile.

We currently anticipate that the market for our common stock will remain limited, sporadic, and illiquid until such time as we generate significant revenues, if ever, and that the market for our common stock will be subject to wide fluctuations in response to several factors, including, but not limited to the risk factors set forth in this report as well as the depth and liquidity of the market for our common stock, investor perceptions of the Company, and general economic and similar conditions. In addition, we believe that there are a small number of market makers that make a market in our common stock. The actions of any of these market makers could substantially impact the volatility of the Company’s common stock.

Substantial sales of our common stock could adversely affect our stock price.

We had 73,133,442 shares of common stock outstanding as of August 31, 2012. Sales of a substantial number of shares of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Such sales could cause the market price of our common stock to decline. We cannot predict whether future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

Our common stock is a penny stock.

Our common stock is classified as a penny stock, which is quoted in the OTC Pink Market. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock. In addition, the “penny stock” rules adopted by the Securities and Exchange Commission subject the sale of the shares of the common stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission’s rules may result in the limitation of the number of potential purchasers of the shares of the common stock. In addition, the additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market of the Company’s common stock.

Risks Related to Doing Business in Indonesia

It is not possible to predict the impact new laws and regulations, in particular laws and regulations affecting mining may have on our future activities.

Changes in laws or regulations however may materially increase our cost of doing business and operating in Indonesia and thereby materially and adversely effect the Indonesian entities. In addition, it may be necessary to modify existing structures and operations to adhere to evolving laws or regulations.

In Indonesia, IUPs are subject to various conditions and compliance requirements.

Failure to comply with those conditions and compliance requirements, including periodically submitting annual reports and budget plans to the relevant regional government and the Indonesian Department of Energy and Mineral Resources ("DEMR"), and the payment of any required deposits, dead rent, government royalties, forestry fees, land and building tax and other levies to the Indonesian Government, or failure to comply with any applicable laws, could ultimately lead to termination of the IUPs and our loss of the rights to conduct mining activities under them.

While penalties and other civil or criminal sanctions are not applicable to breaches of IUP conditions, non-compliance activities may lead to loss of the IUPs. Non-compliance with applicable mining, environmental, health, safety and other laws or requirements, may also constitute breaches of laws, regulations or rules which by themselves may lead to penalties and other civil or criminal sanctions.

We are not subject to any compliance requirements. We cannot provide assurance that the IUPs will not be subject to challenge or that the Indonesian Government will not vary the terms applicable to the IUPs by new regulations.

We are subject to environmental laws in Indonesia

Due to the potential impact on the environment, mining activities are required to comply with various environmental standards and requirements set by Indonesian environmental law and regulations and to satisfy obligations under reclamation standards set by the Indonesian Government. The Indonesian Government may require the suspension or even ceasing of mining operations if there is evidence of failure to meet relevant environmental standards or reclamation obligations.

We are subject to jurisdiction of the courts in Indonesia which may prevent shareholders from collecting damages from our assets.

Decisions of courts in Indonesia on matters of Indonesian law are not mandatorily or customarily binding on lower courts or in the same court in any subsequent case. Indonesian judges have very broad fact-finding powers and a high level of discretion in relation to which of those powers are exercised. The judgments of Indonesian courts are not systematically published and it is not possible to ensure a complete understanding of points of Indonesian law as interpreted and applied by the courts in Indonesia or in particular courts. Judges are often unfamiliar with sophisticated commercial or financial transactions, leading in practice to a lack of certainty in the interpretation and application of Indonesian law. Litigation in Indonesia may be protracted.

In addition, judgments of courts outside Indonesia, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, are not enforceable in Indonesian courts due to the absence of any bilateral or multilateral treaties for reciprocal enforcement of judgments. Although judgments of courts outside Indonesia may be admissible as non-conclusive evidence of foreign law in proceedings before the Indonesian courts, the proceedings would need to be commenced anew in Indonesia. There is doubt as to whether Indonesian courts will enter judgments in original actions brought in Indonesian courts predicated solely upon the civil liability provisions of such foreign laws.

Although Indonesia is a party to the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards, the enforcement of any international arbitration award in Indonesia must still comply with the requirements of specific matters relating to domestic law, as permitted under the New York Convention. These requirements include registration of the award in Indonesia and a finding by the Chief Judge of the Central Jakarta District Court that enforcement of the award would not violate public policy in Indonesia, in addition, Indonesian debtors have been known to contest enforcement of arbitration awards in Indonesia. As long as an arbitration award does not contain elements that contradict Indonesian public policy, opposition to enforcement is typically initiated by parties facing enforcement and not from the Indonesian administrative and/or judicial authorities.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions.

Item 2. Financial Information.

This discussion summarizes the significant factors affecting the operating results, financial condition, liquidity and cash flows of the Company and its subsidiary. The discussion and analysis that follows should be read together with our consolidated financial statements and the notes to the consolidated financial statements included elsewhere in this registration statement. Except for historical information, the matters discussed in this section are forward looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond the Company’s control.

Overview

Borneo Resource Investments Ltd., (“Borneo” or the “Company”) was organized on June 14, 2004 under the laws of the State of Nevada as “Acme Entertainment, Inc.” On July 21, 2005, the Company changed its name to “INQB8, Inc.” On November 4, 2005, in connection with a merger with Aventura Resorts, Inc., a privately held Washington company, the Company changed its name to “Aventura Resorts, Inc.” (“Aventura”).

Aventura’s business plan was to develop upscale resort communities for motorhome owners. The Company entered into several agreements to acquire resort properties. With the banking crisis in the United States and the downturn in real estate values, however, the Company was unable to complete either the attempted bank financing or equity transaction to complete the contemplated purchases

In connection with the merger with Interich International Limited (“Interich”), a British Virgin Islands Company, on July 13, 2011, the company changed its name to Borneo Resource Investments, Ltd. On August 1, 2011, the Company was merged with Interich via a merger subsidiary the Company created for this transaction. From its inception, on September 22, 2009 until the date of the transaction, Interich was an inactive corporation with no significant assets or liabilities. The transaction has been accounted for as a reverse merger, and Interich is the acquiring company on the basis that Interich’s senior management became the entire senior management of the merged entity and there was a change of control of Borneo. While the transaction is accounted for using the purchase method of accounting, in substance the transaction was a recapitalization of Borneo’s capital structure.

In anticipation of the closing of the Interich transaction, on July 13, 2011, the Company amended its Articles of Incorporation to effect a 100-to-1 reverse stock split of its issued and outstanding shares of common stock. As a result of the reverse stock split, the Company had 3,167,269 shares outstanding before the merger. In addition, the authorized number of shares of common stock was amended to authorize the Company to issue a total of 500,000,000 shares of capital stock, each with a par value of $0.001, which consists of 400,000,000 shares of common stock and 100,000,000 shares of preferred stock.

In connection with the merger, Borneo issued 60,178,073 restricted common shares to stockholders of Interich. In addition, holders of convertible debt exchanged their notes for 6,154,860 common shares of the Company. The issued and outstanding number of common shares subsequent to the merger and the exchange of convertible debt was 69,500,205.

The Company is in the exploration stage as defined by Accounting Standards Codification subtopic 915-10 Development Stage Entities (“ASC 915-10”) with its efforts principally devoted to developing a platform of prime quality energy assets. To date, the Company, has not generated sales revenues, has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through June 30, 2012, the Company has accumulated losses of $2,496,650 and used $1,258,572 in cash for operating activities.

Results of Operations

We had no revenues in the years ended December 2011 and 2010 and the six months ended June 30, 2012. The Company was dormant all of calendar year 2010. Accordingly, period to period comparisons are not meaningful. We reported a net loss of $1,008,587 during the year ended December 31, 2011 and a net loss of $1,392,885 during the six months ended June 30, 2012.

The following chart summarizes operating expenses and other income and expenses for the year ended December 31, 2011 and six months ended June 30, 2012:

	December 31, 2011	June 30, 2012
General and administrative expenses	$861,466	$558,674
Amortization of debt discount	$116,714	$798,270
Net interest expense	$30,407	$35,941

General and administrative expenses were $861,466 for the year ended December 31, 2011. General and administrative consisted primarily of merger expenses and compensation for our officers and consultants. General and administrative expenses for the six months ended June 30, 2012 were 558,674. General and administrative consisted primarily of compensation for our officers and consultants.

During the year ended December 31, 2011, $116,714 was amortized and shown as amortization of discount expense. During the six months ended June 30, 2012, $798,270 was amortized and shown as amortization of discount expense. The convertible notes (the “Notes”) have a beneficial feature of $375,571 and the fair value of warrants at the date of grant was $649,429. In accordance with ASC 470-20, the Company allocated the proceeds from the issuance of the Notes to the warrants and the Notes based on their fair market values at the date of issuance using the Black-Scholes model. The value assigned to the warrants of $649,429 and $375,571 was assigned to beneficial conversion feature on debt. In total, $1,025,000 was recorded as an increase in additional paid-in capital and was netted with the Convertible Note value. The discount will be amortized over the original one-year term of the Notes as additional interest expense .

Liquidity and Capital Resources

Cash Flows for the year ended December 31, 2011

On December 31, 2011, we had working capital of $104,938 and stockholders’ equity of $110,354. We had cash equivalents of $231,565.

Cash used in operating activities was $863,546 for the year ended December 31, 2011 which was the result of a net loss of $1,008,587 offset by non-cash amortization of deferred debt discount on our convertible notes. Cash provided by investing activities were immaterial for the year ended December 31, 2011.

Cash provided by financing activities for the year ended December 31, 2011 was $1,095,000 due to the sale of the Notes and the sale of our common stock.

Cash Flows for the six months ended June 30, 2012

On June 30, 2012, we had a working capital deficit of $369,289 and stockholders’ deficit of $366,471. We had cash equivalents of $16,539. Cash used in operating activities was $395,026 for the six months ended June 30, 2012 which was the result of a net loss of $1,392,885 principally offset by a non-cash amortization of deferred debt discount on our convertible notes of $798,269. Cash provided by financing activities for the six months ended June 30, 2012 was $180,000 from the sale of our common stock.

As of June 30, 2012, principal of $695,000 plus accrued interest of $41,057 had been converted to common stock by the terms of the notes. Subsequent to June 30, 2012, principal of $225,000 plus accrued interest of $16,411 was converted to common stock by terms of the notes, leaving a principal balance remaining of $105,000.

Our financial statements have been prepared assuming that we will continue as a going concern. The general business strategy of the Company is to explore and research existing mineral properties and to potentially acquire further claims either directly or through the acquisition of operating entities. The continued operations of the Company depends upon the recoverability of mineral property reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development of these claims and upon the future profitable production of the claims. While the Company has enough cash to pay all expenses for the next three months, there continues to be insufficient funds to provide enough working capital to fund ongoing operations for the next twelve months. Management intends to raise additional capital through share issuances to continue its operations and finance its exploration although there can be no assurance that management will be successful in these efforts. Other than the sale of securities, the Company does not have any lines of credit or other arrangements to provide an external source of additional funding at this time. The Company plans to sell coal from the mining concession under an arrangement with PT Integra Prima Coal. This mining concession has significant quantities of surface and "outcrop" coal that the Company will be able to access with relatively low infrastructure and production costs. There is no guarantee, however, that the Company will be able to generate revenue or reach an agreement with PT Integra Prima Coal to allow the Company to harvest and sell such coal.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a net loss accumulated during the exploratory stage of $2,496,651, used $1,258,572 used in cash for operating activities as of June 30, 2012. The ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations.

The Company does not have the funds to make any commitments on its Letters of Intent. The Company’s strategy is to continue to enter into agreements to acquire prime concessions and develop a “land bank” of assets to buy and sell assets and arrange for   strategic partners to mine coal on such concessinos . It is the Company’s intention to select strategic partners to coordinate construction of coal mining infrastructure for concessions acquired. Ultimately, it is the Company’s intention to identify and negotiate with strategic partners to coordinate and pay for feasibility studies, construction of coal mining infrastructure and mining operations for concessions acquired.

To continue its operations over the next year, the Company needs $600,000 for salaries for their officers and to meet other administrative expenses.  To meet these objectives, the Company continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business.   It will only be able to pursue mining operations if they are able to obtain a business partner to conduct mining operations . However, there are no assurances that any such financing can be obtained on acceptable terms and timely manner, if at all. The failure to obtain the necessary working capital would have a material adverse effect on the business prospects and, depending upon the shortfall, the Company may have to curtail or cease its operations.

Commitments

Borneo has entered into agreements, primarily letters of intent and agreements of understanding, with concession holders in the Indonesian region. Borneo will, with any available cash, perform geological tests to determine the feasibility of mining each concession. It is the Company’s intention, however, to identify and negotiate with strategic partners to coordinate and pay for feasibility studies, construction of coal mining infrastructure and mining operations for concessions acquired. If mining is feasible, Borneo may enter into a partnership to mine the concession or sell the concession to a mining company. Each of the agreements call for or may require further negotiations among the parties.

Prior to the merger between Borneo and Interich, Interich acquired in exchange for Interich stock an 80% interest in PT Chaya Meratus Primecoal, an Indonesian limited liability company, which is the holder of the exclusive exploration and development rights concession for up to 6,000 hectares in the Tanjung Area Basin of South East Kalimantan. Borneo will, with any available cash, perform geological tests or identify a strategic partner to determine the feasibility of mining each concession.

Borneo also acquired exclusive rights to an exploration IUP covering approximately 1,300 hectares in Kalimantan through a Memorandum of Understanding, dated October 7, 2011, with the concession holder PT Integra Prima Coal (the “Integra MOU”). Pursuant to the Integra MOU, upon the execution of a definitive agreement , Borneo shall take over the exploration, exploitation and drilling on the IUP. Borneo does not have any commitments under the Integra MOU until it decides to initiate exploration and mining activities. At that time, the parties will negotiate a price for the IUP.

Borneo signed a Share Sale Purchase Pre-Contract Agreement, dated March 15, 2012 (the “Pre Contract Agreement”) to acquire 75% of PT Batubaraselaruas Sapta (“BSS”), which is the holder of a 93,000 hectare concession in the province of East Kalimantan, Indonesia, with a prospective area of 68,360 hectares. The Pre-Contract Agreement provides that it is a non-exclusive memorandum of understanding prior to payment of a $2,250,000 fee and due diligence,   After such payment and due diligence, the parties shallnegotiate and execute a Share Sale Purchase Agreement. Under the terms of the Pre-Contract Agreement, if Borneo decides to move forward with the transaction , Borneo will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$225,000,000 to acquire 75% of BSS. The initial payment of US$2,250,000, which Borneo has not yet made, will provide Borneo a 1% interest in BSS and guarantee exclusivity for Borneo

Borneo signed an Agreement on Transfer of Shares, Coal Mining License and Its Management, dated March 23, 2012 (the “Berkat Bumi Agreement”) to acquire 80% of PT Berkat Bumi Waigeo (“Berkat Bumi”), which is the holder of a 9,600 hectare concession in the West Papua Province (island of New Guinea), Indonesia. The Berkat Bumi Agreement provides that it is only a memorandum of understanding prior to due diligence and the negotiation and execution of a final agreement. Under the terms of the Pre-Contract Agreement, Borneo will bear all of the costs for the due diligence and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$9,000,000 to acquire 80% of Berkat Bumi. Borneo shall perform due diligence procedures on this property with any available funds.   The Berkat Bumi Agreement may expire on October 23, 2012 if Borneo does not undertake any feasibility studies.

Borneo signed an Agreement on Transfer of Shares, Coal Mining License and Its Management, dated March 23, 2012 (the “Masanggu Agreement”), to acquire 90% of PT Berkat Banua Masanggu (“Masanggu”), which is the holder of an 8,800 hectare concession in the South Kalimantan Province, Indonesia. The Masanggu Agreement provides that it is only a memorandum of understanding prior to due diligence and the negotiation and execution of a final agreement. Under the terms of the Pre-Contract Agreement, Borneo will bear all of the costs for the due diligence and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$6,000,000 to acquire 90% of Masanggu. Borneo shall perform due diligence procedures on this property with any available funds.   The Masanggu Agreement may expire on October 23, 2012 if Borneo does not undertake any feasibility studies.

Borneo is also negotiating with BT Bumi Energy Kalimantan (“BEK”) which is the holder of a 3,200 hectare mining concession in South East Kalimantan, Indonesia for the acquisition of BEK’s shares.

Other than the agreement with respect to PT Chaya Meratus Primecoal because the above agreements (the “Letters of Intent”) (1) do not obligate the Company to purchase or lease the property in question and (2) do not specify a time at which any purchase or lease must be made. The Company’s strategy is to continue to enter into agreements to acquire prime concessions and develop a “land bank” of assets to buy and sell assets and arrange for strategic partners to mine coal on such concessions . It is the Company’s intention to select strategic partners to coordinate construction of coal mining infrastructure for concessions acquired. Ultimately, it is the Company’s intention to identify and negotiate with strategic partners to coordinate and pay for feasibility studies, construction of coal mining infrastructure and mining operations for concessions acquired. The Company may not enter into any definitive agreements concerning the properties listed above.

Financing

From October 2011 to December 2011, the Company sold and issued convertible notes (the “Notes”) and warrants to accredited investors. The Notes are secured by all assets of the Company and its subsidiaries. Maturity is one year from the closing of the offering, unless converted by the note holder prior to the maturity date into the Company’s common stock. The interest rate of the notes is 8% per annum, payable on a semi-annual basis, with the interest rate increasing to 14% per annum upon and so long as a default continues. Under the terms of the Notes, the Company is not in default as of December 31, 2011. The number of shares of common stock the note holder is entitled to is determined by dividing the aggregate principal amount and all accrued and then unpaid interest thereon by $0.30. In addition, under the terms of the private placement offering, for each dollar of principal amount of the Notes, the subscriber also received a warrant to purchase shares of the Company’s common stock at an exercise price of $.30 per share that has an exercise date that expires two years from the date of the closing of the private placement offering. The Company received $1,025,000 for the sale of $1,025,000 in principal amount of notes and issued 1,025,000 warrants in connection with this private placement.

The second private placement was for the sale of common stock. On November 17, 2011, the Company initiated a private placement offering under which it intends to sell 1,000,000 shares of the Company’s common stock for $1 per share. As of December 31, 2011, the company sold and issued 95,000 shares. Between December 31, 2011 and the date of this report, the Company had sold and issued an additional 280 ,000 shares, bringing the total sold and issued under the terms of this offering to 375, 000 shares.

On November 1, 2011, the Company entered into Services Agreement with an independent Investor Relations consulting company. The initial term of the agreement is for six months and the company will pay $3,500 per month during the initial term. The agreement was amended on December 6, 2011 to shift the initial payment date to December and the due date of the last payment due on May 1, 2012. In addition, shares of the Company’s common stock were delivered to the consulting company by a shareholder of the Company. On November 1, 2011, the Company also entered into a Contract for Services with an independent company to create and implement investor targeted materials. Under the terms of the contract the Company paid the initial $50,000 and, as amended on December 7, 2011, the Company made two additional payments of $50,000 in January 2012 and February 2012. Both of these contracts have terminated.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

Critical Accounting Policies

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing 605-25 on the Company's financial position and results of operations was not significant.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reported period. Actual results could differ materially from the estimates.

Cash and Cash Equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2011 and June 30, 2012, cash consists of a checking account and money market account held by financial institutions.

Mine Exploration and Development Costs

The Company accounts for mine exploration costs in accordance with Accounting Standards Codification 932, Extractive Activities. All exploration expenditures are expensed as incurred. Mine development costs are capitalized until production, other than production incidental to the mine development process, commences and are amortized on a units of production method based on the estimated proven and probable reserves. Mine development costs represent costs incurred in establishing access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels. The end of the development phase and the beginning of the production phase takes place when construction of the mine for economic extraction is substantially complete. Coal extracted during the development phase is incidental to the mine’s production capacity and is not considered to shift the mine into the production phase. Amortization of capitalized mine development is computed based on the estimated life of the mine and commences when production, other than production incidental to the mine development process, begins. From September 22, 2009 (date of inception) through June 30, 2012 , the Company had not incurred any mine development costs.

Mine Properties

The Company accounts for mine properties in accordance with Accounting Standard Codification 930, Extractive Activities-Mining. Costs of acquiring mine properties are capitalized by project area upon purchase of the associated claims. Mine properties are periodically assessed for impairment of value and any diminution in value. There were no mineral properties as of June 30, 2012 .

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of timing differences such as deferred officers’ compensation and stock compensation accounting versus tax differences.

Net Loss Per Share, basic and diluted

The Company has adopted Accounting Standards Codification Subtopic 260-10, Earnings Per Share (“ASC 260-10) specifying the computation, presentation and disclosure requirements of earning per share information. Basic loss per share has been computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Shares issuable upon conversion of the notes payable and exercise of warrants has been excluded as a common stock equivalent in the diluted loss per share because their effect is anti-dilutive on the computation.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of Interich is the Hong Kong Dollar (“HKD”). For financial reporting purposes, HKD were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in the consolidated results of operations. There has been no significant fluctuation in the exchange rate for the conversion of HKD to USD after the balance sheet date.

The Company uses Accounting Standard Codification 220 “Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the years ended December 31, 2011 and period ended June 30, 2012 consisted of net income and foreign currency translation adjustments .

Concentration and Credit Risk

The Company’s principal operations are all carried out in Indonesia. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in Indonesia, and by the general state of Indonesia’s economy. The Company’s operations in Indonesia are subject to specific considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Impact of New Accounting Standards

The Company has adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”), which was formerly known as SFAS 168. ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the Securities and Exchange Commission (the "SEC") under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards and all other non-grandfathered, non-SEC accounting literature not included in the Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the basis of conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its consolidated financial statements.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
•
disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Item 3. Properties.

Borneo has entered into agreements, primarily letters of intent and agreements of understanding, with concession holders in the Indonesian region. Borneo will, with any available cash, perform geological tests to determine the feasibility of mining each concession. If mining is feasible, Borneo may enter into a partnership to mine the concession or sell the concession to a mining company. None of the agreements entered into by Borneo require it to make any expenditures or payments. Each of the agreements require further negotiations among the parties.

Prior to the merger between Borneo and Interich, Interich acquired in exchange for Interich stock an 80% interest in PT Chaya Meratus Primecoal, an Indonesian limited liability company, which is the holder of the exclusive exploration and development rights concession in the Tanjung Area Basin of South East Kalimantan. Borneo will, with any available cash, perform geological tests to determine the feasibility of mining each concession.

Borneo also acquired exclusive rights to an exploration IUP covering approximately 1,300 hectares in Kalimantan through a Memorandum of Understanding, dated October 7, 2011, with the concession holder PT Integra Prima Coal (the “Integra MOU”). Pursuant to the Integra MOU, Borneo shall take over the exploration, exploitation and drilling on the IUP. Borneo does not have any commitments under the Integra MOU until it decides to continue exploration and mining activities. At that time, the parties will negotiate a price for the IUP.

Borneo also entered into letters of intent with other companies in Indonesia for the purchase of mining rights. All of the agreements, however, are subject to due diligence and the negotiation and execution of a definitive agreement. Borneo, pursuant to its business plan, will never be engaged in significant mining operations but will only develop its properties with a strategic partner that will conduct mining operations.

IUPs for Properties

Borneo holds only one Exploration IUP acquired by Interich from PT Chaya Meratus Primecoal. We cannot, however, provide assurance that the IUP will not be subject to challenge or that the Indonesian Government will not vary the terms applicable to the IUP by new regulations. Exploration IUPs can be granted for a maximum of 8 years, including 1 year of general surveys, 3 years of exploration (which can be extended twice for 1 year on each extension) and 1 year for feasibility study (which can be extended once for 1 year). Based on Indonesian Mining Law, such extensions are subject to approval by the government authority issuing the IUP. Law No. 4 of 2009 is silent on how the application process to extend an Exploration IUP. There are no government conditions or compliance requirements to maintain this IUP.

The IUP obtained from PT Chaya Meratus Primecoal is dated August 19, 2008 and covers an area of 634 hectares. The relevant hectares are located in the Mantewe Sub-District, Tanah Bumbu District in the South Kalimantan Province under the Exploration IUP License No. 540/1041/IUP_PU/TAMBEN and expires on August 19, 2013.

Borneo has not conducted detailed geological studies of this property. As a result of the lack of geological information, Borneo is unable to determine the materiality of the potential of the IUP obtained from Chaya Meratus Primecoal. There are no current detailed plans to conduct exploration on this property.

IUP obtained from PT Integra Prima Coal

The IUP related to the agreement with PT Integra Prima Coal is dated January 25, 2011 and covers an area of 1,253 hectares. The relevant hectares are located in the Loa Janan Sub-District, Kutai Kartanegara District in the East Kalimantan Province under the Exploration IUP License No. 540/020/IUP_ER/MB-PBAT and expires on January 25, 2015.

Borneo acquired exclusive rights to an exploration IUP covering approximately 1,300 hectares in Kalimantan through a Memorandum of Understanding, dated October 7, 2011, with the concession holder PT Integra Prima Coal (the “Integra MOU”). Pursuant to the Integra MOU, Borneo shall take over the exploration, exploitation and drilling on the IUP. Borneo does not have any commitments under the Integra MOU until it decides to continue exploration and mining activities. At that time, the parties will negotiate a price for the IUP.

The IUP permits coal exploration, exploitation, transport and sale. The license area is 1,253 hectares (3,095 acres) in size located in the Kutai Kartanegara regency in the district of East Kalimantan. The IUP concession area is located just 2 kilometers from the Mahakam River at coordinates 117° longitude and 0°36’ latitude. The waterway is the largest navigable river in the Province. Integra is just 12 kilometers (7 miles) upstream from Samarinda, the provincial capital, and roughly 60 kilometers (36 miles) from the mouth of the river. There are 4 coal barge ports downriver from the IUP concession area. These include Jangkar and Tempayan which can handle 180 foot barges as well as ports owned by Kideco and Asiaco which can handle 300 foot barges. The IUP concession area is well-located to take advantage of existing low-cost transportation infrastructure.

The IUP concession area is located in what is known geologically as Indonesia’s Kutai Basin, a geologic setting well-known for its rich endowment of hydrocarbons, including, thermal coal, coal bed methane, oil and gas.

As a result of physical inspection by our Chief Operating Officer, the IUP concession area has surface and "outcrop" coal, and that Borneo will be able to access the coal with relatively low infrastructure and production costs. Borneo will not, however, be able to harvest the coal until reaching a final agreement with PT Integra Prima Coal and a strategic partner to conduct mining oeprations. There is no guarantee, however that the Company will be able to mine any coal, generate revenue or reach an agreement with PT Integra Prima Coal to harvest and sell such coal. As a result, we do not consider this to be a material property.

Properties subject to Letters of Intent

Subject to finalizing a Pre Contract Agreement, we may obtain the right to a mining concession of 68,360 hectares in East Kalimantan, Indonesia. We will perform due diligence procedures on this property with any available funds. The exploration IUP for this property is 367K/30/DJB/2012 and expires on February 3, 2013.

Subject to finalizing the Masanggu Agreement, we may obtain the right to a mining concession of 8,800 hectare South Kalimantan, Indonesia. We will perform due diligence procedures on this property with any available funds. The exploration IUP for this property is 545/07/IUPOP/D.PE/2011 and expires on April 24, 2016.

Subject to finalizing the Berkat Bumi Agreement, we may obtain the right to a mining concession of 9,601 hectacres in West Papua. We will perform due diligence procedures on this property with any available funds. The exploration license in No.137 Tahun 2009 Bupati Raja Ampat and expires on September 9, 2014. We are also negotiating with BT Bumi Energy Kalimantan for a 3,200 hectare mining concession in South East Kalimantan, Indonesia.

Office Properties

On May 17, 2012, Borneo signed an office license agreement (rental agreement) for offices in Hong Kong. The agreement is for six months. The monthly fee is HKD$16,000 which equals approximately $4,200 per month. On September 14, 2011, the Company signed an office rental agreement for its corporate offices in Bothell, Washington USA. The lease is month-to-month and the monthly rental is $300 per month. Both properties are used by our officers for the Company’s operations. The offices rented by the Company are suitable and adequate for their current use and the Company does not believe it will need to increase its leased office space in the near future.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information as of August 31 , 2012 regarding the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) by each of our directors and executive officers and (iii) by all of our executive officers and directors as a group. Each of the persons named in the table has sole voting and investment power with respect to common stock beneficially owned.

	Amount and Nature
Name and Address	of Beneficial Ownership*	Percent of Class
Nils A. Ollquist (1)	26,570,133	36.3%

Carlo Muaja (1)	15,044,518	20.6%

R. Scott Chaykin (1)	393,566	**

All officers and directors	42,008,217	57.4%
as a group (3 persons)

George Matin (2)	17,153,422	23.5%

*
Based on 73,133,442 shares of common stock issued and outstanding as of August 31, 2012. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

**	Less than 1%.

(1) c/o Borneo Resource Investments Ltd., 19125 North Creek Parkway, Suite 120, Bothell, Washington 98011
(2) c/o OFS Capital Group. 1801 Avenue Of The Stars, Los Angeles, CA 90067

Change in Control

There are no present arrangements known to the Company, including any pledge by any person of the Company’s securities, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5. Directors and Executive Officers.

Set forth below are our present directors and executive officers. Note that there are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers serve at the discretion of the Board of Directors.

		Present Position
Name	Age	and Offices
Nils A. Ollquist	55	President, Chief Executive Officer
		and Director

Carlo Muaja	44	Chief Operating Officer
		and Director

R. Scott Chaykin	57	Treasurer, Chief Financial Officer
		Principal Accounting Officer and Secretary

Set forth below are brief accounts of the business experience during the past five years of each director and executive officer of the Company.

Nils A. Ollquist was appointed as a director and our Chief Executive Officer and President on the Merger Date. Since 1993, Mr. Ollquist has been the Managing Director of OFS Capital Group, a company providing business advisory services in the Asia. He began his career in the Australian Treasury where he was involved in International Capital Markets issues and infrastructure financing. During this time he also served as Senior Executive Assistant to the Secretary of the Treasury, Sir Frederick Wheeler. Mr. Ollquist has worked for a major resources bank in Amsterdam, and in corporate finance in New York, Los Angeles and Sydney. He was an early pioneer in China-based investments, having founded Orient Packaging Holdings in Wuhan, China in 1997. The company subsequently listed in the United States and ultimately sold to a Canadian-listed forest products group. Mr. Ollquist served as a director of China Premium Lifestyle Enterprise, Inc. from February 2009 to August 2009. Mr. Ollquist is qualified to serve as an officer and director of the Company as a result of over 30 years of international banking and corporate finance experience in Australia and Asia, including business activities in Indonesia since 1993. His activities include several years as a specialist project and resource finance manager with a major European bank, and extensive experience in coal and iron ore financing in his native Australia.

Carlo Muaja was appointed as a director and our Chief Operating Officer on the Merger Date. For more than five years he has served as a consultant advising coal mining companies in Indonesia and other countries in the region in his individual capacity and not for any consulting entity. As our Chief Operating Officer, Mr. Muaja is responsible for development and execution of the Company’s concession acquisition strategy. Mr. Muaja is an Indonesian national based in Hong Kong. He was born in East Kalimantan province, Sumatra, Indonesia. He was educated in Asia and United States and spent several years as an auditor in the United States. Mr. Muaja is qualified to serve as an officer and director because of his strong network of relationships in both the government and private sector in Indonesia.

R. Scott Chaykin was appointed as our Chief Financial Officer, Treasurer and Secretary as of the Merger Date. Since 1989 he has served as a consultant and has been involved with a number of companies in the capacities of controller, chief financial officer or financial consultant. As a consultant, he served as the Chief Financial Officer of Seattle Sports Sciences, Inc. from November 2005 to November 2009 and as Chief Financial Officer of AWG International, Inc. from May 2010 to August 2011. He is a CGMA and US CPA with over 30 years of hands-on experience in financial and administrative management, corporate structuring and compliance. He is qualified to serve as an officer of the Company due to his strengths in strategic planning, regulatory compliance, operations, financial modeling, sales and marketing. His experience includes regulatory affairs, risk management, human resources, management accounting, corporate governance and public company reporting and compliance.

None of the directors and officers is related to any other director or officer of the Company.

Significant Employees

We have no employees other than our executive officers who are independent contractors. We have in the past and intend in the future to hire independent geologists, engineers and excavation subcontractors on an as needed basis.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees as listed in Section 401(f) of Regulation S-K within the past ten years material to the evaluation of the ability and integrity of any director and executive officer of the Company.

Audit Committee

We do not have an audit committee and are not required to have an audit committee because we are not a listed security. We do not believe that the addition of such an expert would add anything meaningful to the Company at this time. It is also unlikely we would be able to attract an independent financial expert to serve on our Board of Directors at this stage of our development.

Code of Ethics

We have not adopted a Code of Ethics to date. We are, however, reviewing the necessity of adopting such a document and expect that a Code of Ethics will be adopted in the future which will be applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Item 6. Executive Compensation.

Summary of Compensation of Executive Officers

The following summary compensation table sets forth information concerning all compensation awarded to, earned by, or paid to the named executive officers during the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009 to our principal executive officers and principal financial officers. No other officer or person received total annual compensation in excess of $100,000 since in our date of incorporation.

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)

Nils A. Ollquist, Chief Executive Officer	2011	70,785	-	-	70,785

R. Scott Chaykin, Chief Financial Officer	2011	21,500	-	-	21,500

Jerry Smith, President (Former Principal	2011	9,100	-	-	9,100
Executive Officer and Principal Financial Officer)	2010	2,500	-	-	2,500
	2009	-	-	-	-

Stock Options/SAR Grants

No grants of stock options or stock appreciation rights have been made since our inception.

Compensation of Directors

No cash compensation was paid to our directors for their services as directors since our inception. We have no standard arrangement pursuant to which our directors are to be compensated for their services in their capacity as directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director. No director received and/or accrued any compensation for his services as a director.

Employment Contracts and Termination of Employment or Change of Control

All of our officers serve as independent contractors. Nils A. Ollquist, our Chief Executive Officer, R. Scott Chaykin, our Chief Financial Officer, have consulting agreements that pay them monthly compensation of $20,000 and $15,000 respectively.

Both agreements expire on September 30, 2013 but shall be automatically renewed for consecutive one year periods unless either party provides a written notice of non-renewal for any reason at least sixty days prior to the expiration date. The Company agrees to reimburse the offices for reasonable out-of-pocket and travel expenses but each officer needs to obtain the Company’s approval before incurring expenses that exceed $1,000 in any one-month period. The agreements also include standard indemnification provisions where the Company will indemnify each officer for claims against the officer.

The Company has an oral agreement to pay Carlo Muaja. HK$25,000 (approximately US$3,400) each month. The oral agreement with Mr. Muaja expires on September 30, 2013 but shall be automatically renewed for consecutive one year periods unless the Company or Mr. Muaja provides a written notice of non-renewal for any reason at least sixty days prior to the expiration date. The Company agrees to reimburse Mr. Muaja for reasonable out-of-pocket and travel expenses but Mr. Muaja needs to obtain the Company’s approval before incurring expenses that exceed $1,000 in any one-month period. The oral agreement also include standard indemnification provisions where the Company will indemnify Mr. Muaja for claims against Mr. Muaja.

We have no other plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of their engagement (as a result of resignation or retirement).

The Board of Directors approved the agreements with the officers of The Company and believe the compensation is fair for officers with experience of the individuals serving the Company. As the Company grows, it will establish a compensation committee to review these agreements. Our directors do not receive any compensation for serving as directors.

Equity Compensation Plan

We do not have any securities authorized for issuance under any equity compensation plans.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

In connection with the merger, Borneo issued 60,178,073 restricted common shares to stockholders of Interich. In addition, holders of convertible debt exchanged their notes for 6,154,860 of the Company’s common shares. The issued and outstanding number of common shares subsequent to the merger and the exchange of convertible debt was 69,500,205.

Nils Ollquist, the Company’s Chairman of the Board, Chief Executive Officer and President, was the largest shareholder of Interich prior to the Merger. As a result of the merger and Mr. Ollquist’s ownership of Interich, Mr. Ollquist was issued 27,080,133 restricted shares of Common Stock of Borneo. In addition, Mr. Ollquist is a principal and owner of 50% of OFS Capital Group (“OFS”), a company that Borneo has retained under a management agreement for which Mr. Ollquist received no compensation.

Carlo Muaja, the Company’s Chief Operating Officer and a Director, was a shareholder of Interich prior to the Merger. Mr. Muaja was the principal shareholder of Meratus prior to Interich’s acquisition of an 80% interest in Meratus, and he received his shares in Interich as part of the transaction. Under the terms of the Merger, Mr. Muaja was issued 15,044,518 restricted shares of Common Stock of Borneo.

George Matin, a non-equity principal of OFS, was a shareholder of Interich prior to the Merger. As a result of the Merger and Mr. Matin’s ownership of Interich, Mr. Matin was issued 18,053,422 restricted shares of Common Stock of Borneo.

On August 1, 2011, the Company entered into a management agreement with OFS. OFS has been retained to assist the Company in planning, managing, and conducting its business operations. The agreement has an initial term of two years, and the Company pays OFS $5,000 per month plus approved expenses. From August 1, 2011 to December 31, 2011, the Company paid OFS $25,000 in connection with this agreement. This agreement was terminated in July 2012.

In the normal course of business, our officers may be advanced business expenses which do not bear interest and are repayable on demand. As of December 31, 2011, the Company had an advance receivable from Mr. Ollquist totaling $10,733 which has been repaid to the Company.

Other than the transactions described above, there have been no transactions or proposed transactions in which we or any of our subsidiaries was or is to be a party (a) in which the amount involved exceeds the lesser of $120,000 at year-end or 1% of the average of the Company’s total assets for the last two fiscal years and (b) in which any of our promoters (Nils A. Ollquist and George Matin), directors, executive officers or beneficial holders of more than 5% of the outstanding shares of Common Stock, or any member of the immediate family of any of the foregoing persons, had, has or will have any direct or indirect material interest.   Other than the transactions described above, neither of our promoters (Nils A. Ollquist and George Matin)  received anything of value or is entitled to receive anything of value from the Company.

Director Independence

Our board of directors currently consists of Nils A. Ollquist and Carlo Muaja. Messrs. Ollquist and Muaja are executive officers of the Company. We do not currently have any independent directors.

Item 8. Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Since July 2004, our common stock has been quoted in the OTC Pink Market. From July 2004 to November 2005, our common stock was quoted using the symbol ACEE.PK. From November 2005 to September 2011, our common stock was quoted using the symbol AVTJ.PK. Since September 2011, our common stock has been quoted using the symbol BRNE.PK. The following table sets forth the range of high and low sales prices per share of the common stock for each of the calendar quarters identified below as reported by the OTC Pink Market. These quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

Year ended December 31, 2010:	High	Low
Jan. 1, 2010 to March 31, 2010	$0.60	$0.30
April l, 2010 to June 30, 2010	0.48	0.20
July 1, 2010 to Sept. 30, 2010	0.20	0.10
Oct. 1, 2010 to Dec. 31, 2010	0.10	0.02

Year ended December 31, 2011:	High	Low
Jan. 1, 2011 to March 31, 2011	$3.00	$0.05
April l, 2011 to June 30, 2011	1.40	0.50
July 1, 2011 to Sept. 30, 2011	2.30	0.11
Oct. 1, 2011 to Dec. 31, 2011	5.00	1.25

Year ending December 31, 2012	High	Low
Jan, 1, 2012 to March 31, 2012	$2.90	$1.15
April 1, 2012 to June 30, 2012	$2.04	$1.01
July 1, 2012 to September 18 , 2012	$2.00	$0.55

Holders

As of August 31, 2012 , there were approximately 60 stockholders of record of our common stock. This does not reflect persons or entities that hold their stock in nominee or “street name”.

Dividends

The Company has not paid any cash dividends to date, and it has no intention of paying any cash dividends on its common stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of its Board of Directors and to certain limitations imposed under Nevada corporate law. The timing, amount and form of dividends, if any, will depend on, among other things, results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

Stock Compensation Plans

The Company does not have any stock compensation plans.

Item 10. Recent Sales of Unregistered Securities.

The following sets forth certain information concerning securities which were sold or issued by us without the registration of the securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in reliance on exemptions from such registration requirements within the past three years:

In August 2011, in connection with the reverse merger transaction, the Company issued an aggregate of 60,178,073 shares of its common stock in exchange for 50,000 shares of Interich.

In August 2011, in connection with the reverse merger transaction, the Company issued an aggregate of 6,154,860 shares of its common stock in exchange of settlement of old convertible notes payable of $30,775.

In 2011, in connection with a private offering, the Company sold and issued $1,025,000 of convertible notes. The interest rate of the notes is 8% per annum, payable on a semi-annual basis, with the interest rate increasing to 14% per annum upon and so long as a default continues. The number of shares of common stock the note holder is entitled to is determined by dividing the aggregate principal amount and all accrued and then unpaid interest thereon by $0.30. In addition, under the terms of the private placement offering, for each dollar of principal amount of the Notes, the subscriber also received a warrant to purchase shares of the Company’s common stock at an exercise price of $.30 per share that has an exercise date that expires two years from the date of the closing of the private placement offering. During June 2012, principal of $695,000 plus accrued interest of $41,057 was converted into 2,453,532 shares of common stock as provided by the terms of the Notes at $0.30 per share.

In December 2011, in connection with a private offering, the Company sold and issued 95,000 shares of its common stock at $1.00 per share. In the same private offering, the Company sold 80,000 shares of its common stock at $1.00 per share in January 2012 and 100,000 shares of its common stock at $1.00 per share in June 2012.

All of the foregoing securities were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D. The issuance was not a public offering based upon the following factors: (i) a limited number of securities were issued to a limited number of offerees; (ii) there was no public solicitation; (iii) each offeree was an “accredited investor,” (iv) the investment intent of the offerees; and (v) the restriction on transferability of the securities issued. There no underwriter used in any transaction. The proceeds from the private offerings will be used for working capital, general corporate expenses and the acquisition and exploration of properties.

Item 11. Description of Registrant’s Securities to Be Registered.

General

On July 13, 2011, the Company amended its Articles of Incorporation to effect a 100-to-1 reverse stock split of its issued and outstanding shares of common stock and concurrently increased its authorized shares to 500,000,000 shares of capital stock, each with a par value of $0.001, which consists of 400,000,000 shares of common stock and 100,000,000 shares of preferred stock. The Company authorized the issuance of 100,000,000 shares of preferred stock, par value $0.001, which is not being registered. All share and per share amounts have been retroactively stated as if the split had occurred September 22, 2009.

Common stock

The Company authorized the issuance of 400,000,000 shares of common stock, par value $0.001. As of December 31, 2011, there were 69,595,205 shares of common stock issued and outstanding.

As indicated above, we are presently authorized to issue 400,000,000 shares of common stock, $0.001 par value. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share they own at any stockholders’ meeting.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for that purpose, and upon liquidation are entitled to participate pro-rata in a distribution of assets available for such distribution to stockholders. There are no conversion, preemptive, or other subscription rights or privileges with respect to any shares.

Our common stock does not have cumulative voting rights which means that the holders of more than 50% of the voting shares voting for election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% will not be able to elect any directors.

Dividend Policy

The payment of dividends by the Company, if any in the future, rests within the discretion of its Board of Directors and will depend, among other things, on its earnings, its capital requirements and its financial condition, as well as other relevant factors. We have not paid a cash or stock dividend and does not anticipate paying any cash or stock dividends in the foreseeable future.

Transfer Agent

Holladay Stock Transfer, 2939 N. 67th Place, Scottsdale, Arizona 85251 serves as transfer agent for our shares of common stock.

Item 12. Indemnification of Directors and Officers.

The Company’s Amended and Restated Articles of Incorporation provide that The Company’s Amended and Restated Articles of Incoporation (“Articles of Incorporation”) provides it shall indemnify each of its directors and officers to the fullest extent provided by the laws of the State of Nevada, including, without limitation, NRS 78.151. The Articles of Incorporation further provides that the Board of Directors will consider and in its discretion approve any advances for costs, attorneys fees and expenses it deems reasonable and necessary in a particular matter, subject to the restrictions and limitations of NRS 78.751.

NRS Sections 78.7502, 78.751 and 78.752 provide broad indemnification for officers and directors, as follows:

Subsection 1 of NRS 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful.

Subsection 2 of NRS 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502 further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 1 of NRS 78.751 provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advanced pursuant to Subsection 2 of NRS 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the shareholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained. Subsection 2 of NRS 78.751 provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law. Subsection 3 of NRS 78.751 provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses under Subsection 2 of NRS 78.751, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators. NRS 78.752 empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person’s status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, it is the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 13. Financial Statements and Supplementary Data.

Our financial statements are included in this Registration Statement beginning on page F-1 (see Item 15).

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

On August 9, 2011, the Company engaged RBSM LLP as its independent auditors. There are no disagreements with RBSM LLP.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements.

See the financial statements annexed to this Registration Statement which financial statements are incorporated herein by reference.

(b) Exhibits.

Exhibit No.	Name of Exhibit

3.1(1)	Articles of Incorporation
3.2 (1)	Bylaws
10.1 (1)	Agreement and Plan of Merger by end between Aventura Resorts, Inc. and Interich International Limited
10.2 (1)	Form of convertible note
10.3 (1)	Form of warrant
10.4 (1)	Contract with Nils. A. Ollquist, Chief Executive Officer
10.5 (1)	Contract with R. Scott Chaykin, Chief Financial Officer
10.6(2)	Management Agreement with Orient Financial Services
10.7 (3)	Transfer and Assignment of Right over Shares for PT Chaya Meratus Primecoal
21*	List of Subsidiaries

(1)	Filed with the Securities and Exchange Commission, on May 11, 2012, as an exhibit to the Registrant’s Registration Statement on Form 10, which exhibit is incorporated herein by reference.

(2)
Filed with the Securities and Exchange Commission, on July 12, 2012, as an exhibit to the Registrant’s Registration Statement on Form 10, Amendment #1 which exhibit is incorporated herein by reference.

(3)
Filed with the Securities and Exchange Commission, on August 14, 2012, as an exhibit to the Registrant’s Registration Statement on Form 10, Amendment #2 which exhibit is incorporated herein by reference.

_________________
* Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
'
BORNEO RESOURCE INVESTMENTS LTD.

By:	/s/ Nils A. Ollquist
Name:	Nils A. Ollquist
Title:	President, Chief Executive Officer and Director

Dated:	September 19 , 2012

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)

Index to Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2011 and 2010	F-3
Consolidated Statements of Operations for the years ended December 31, 2011 and 2010 and for the period from September 22, 2009 (date of inception) through December 31, 2011	F-4
Consolidated Statement of Stockholders’ Deficit for the period from September 22, 2009 (date of inception) through December 31, 2011	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2011 and for the period from September 22, 2009 (date of inception) through December 31, 2011	F-6
Notes to Consolidated Financial Statements	F-7 – F-22

Condensed Consolidated Balance Sheet as of June 30, 2012 (unaudited) and December 31, 2011	F-23
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2012 and 2011 and for the period from September 22, 2009 (date of inception) through June 30, 2012 (unaudited)
F-24
Condensed Consolidated Statement of Stockholders’ Equity (Deficit) for the period from September 22, 2009 (date of inception) through June 30, 2012 (unaudited)	F-25
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2012 and 2011 and for the period from September 22, 2009 (date of inception) through June 30, 2012 (unaudited)	F-26
Notes to Condensed Consolidated Financial Statements (unaudited)	F-27 – F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and shareholders of
Borneo Resource Investments Ltd.
Bothell, Washington

We have audited the accompanying consolidated balance sheets of Borneo Resource Investments Ltd. and its subsidiaries (the “Company”), an exploratory stage company, as of December 31, 2011 and 2010 and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of two years in the period ended December 31, 2011 and for the period from September 22, 2009 (date of inception) through December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2011 and 2010 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, and for the period from September 22, 2009 (date of inception) through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 4 of the accompanying consolidated financial statements, the Company is in an exploratory stage, has no revenue and has incurred losses since inception as of December 31, 2011, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP

New York, New York
May 8, 2012

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalent	$231,565	$-
Restricted cash	39,980	-
Employee advances	10,773	-
Total current assets	282,318	-

Other assets:
Deposits	5,416	-
Total other assets	5,416	-

Total assets	$287,734	$-

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$60,666	$-
Convertible notes payable net of deferred debt discount $908,286	116,714	-
Total current liabilities	177,380	-

Commitments and contingencies	-	-

Stockholders' Equity:
Preferred stock; $0.001 par value; 100,000,000 shares authorized, none issued and outstanding as of December 31, 2011 and 2010	-	-
Common stock; $0.001 par value; 400,000,000 shares authorized, 69,595,205 and 60,178,073 shares issued and outstanding as of December 31, 2011 and 2010, respectively	69,595	60,178
Additional paid in capital	1,144,525	-
Deficit accumulated during the exploratory stage	(1,103,766)	(60,178)
Total stockholders' equity	110,354	-

Total liabilities and stockholders' equity	$287,734	$-

The accompanying notes are an integral part of these consolidated financial statements

BORNEO RESOURCE INVESTMENTS LTD. (Formerly Aventura Resorts, Inc.) (An Exploratory Stage Company) CONSOLIDATED STATEMENTS OF OPERATIONS
	For the year ended December 31, 2011	For the year ended December 31, 2010	For the period September 22, 2009 (date of inception) through December 31, 2011
OPERATING EXPENSES:
Selling, general and administrative	$861,466	$-	$921,644
Total operating expenses	861,466	-	921,644
Loss from operations	(861,466)	-	(921,644)
OTHER INCOME (EXPENSE):
Interest income	113	-	113
Interest expense	(30,520)	-	(30,520)
Amortization of debt discount	(116,714)	-	(116,714)
Loss before provision for income taxes	(1,008,587)	-	(1,068,765)
Provision for income taxes :
Current	-	-	-
Deferred	-	-	-
Total income taxes	-	-	-
NET LOSS	$(1,008,587)	$-	$(1,068,765)

Net (loss) per common share (basic and fully diluted)	$(0.02)	$(0.00)
Weighted average number of common shares outstanding, basic and fully diluted	63,349,912	60,178,073

The accompanying notes are an integral part of these consolidated financial statements

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period September 22, 2009 (date of inception) through December 31, 2011

	Common Stock			(Deficit) Accumulated During
	Shares	Amount	Additional Paid In Capital	Exploratory Stage	Total
Balance at date of inception, September 22,2009	-	$-	$-	$-	$-
Issuance of common stock in September 2009 @$0.001 per share for services to founder	60,178,073	60,178	-	-	60,178
Net loss for the period ended December 31, 2009	-	-	-	(60,178)	(60,178)
Balance, December 31, 2009	60,178,073	60,178	-	(60,178)	-
Net loss for the year ended December 31, 2010	-	-	-	-	-
Balance, December 31, 2010	60,178,073	60,178	-	(60,178)	-
Issuance of common stock in August 2011 @ $0.001 per share in connection with acquisition of Interich International Limited	3,167,272	3,167	-	(3,167)	-
Net Payables, debt and cash acquired in connection with acquisition of Interich International Limited	-	-	-	(31,834)	(31,834)
Issuance of common stock in August 2011 @ $0.005 per share on conversion of debt	6,154,860	6,155	24,620	-	30,775
Issuance of common stock for cash in December 2011 @ $1.00 per share	95,000	95	94,905	-	95,000
Beneficiary conversion feature on convertible notes & warrants	-	-	1,025,000	-	1,025,000
Net loss for the year ended December 31, 2011	-	-	-	(1,008,587)	(1,008,587)
Balance, December 31, 2011	69,595,205	$69,595	$1,144,525	$(1,103,766)	$110,354

The accompanying notes are an integral part of these consolidated financial statements

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2011	For the year ended December 31, 2010	For the period September 22, 2009 (date of inception) through December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES :
Net loss	$(1,008,587)	$-	$(1,068,765)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Amortization of deferred debt discount on convertible notes	116,714	-	116,714
Non-cash expenses	25,000	-	25,000
Common stock issued in exchange for services	-	-	60,178
Changes in operating assets and liabilities:
Employee advances	(10,773)	-	(10,773)
Deposits and restricted cash	(45,396)	-	(45,396)
Accounts payable and accrued interest	59,496	-	59,496
Net cash used in operating activities	(863,546)	-	(863,546)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received in reverse merger transaction	111	-	111
Net cash provided by investing activities	111	-	111

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes payable	1,000,000	-	1,000,000
Proceeds from the sale of common stock	95,000	-	95,000
Net cash provided by financing activities	1,095,000	-	1,095,000

Effect of foreign exchange (loss)	-	-	-

Net increase in cash and cash equivalents	231,565	-	231,565

Cash and cash equivalents at beginning of period	-	-	-

Cash and cash equivalents at end of period	$231,595	$-	$231,595

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$-	$-	$-
Cash paid during the period for taxes	$-	$-	$-

NONCASH INVESTING AND FINANCING ACTIVITIES:
Fair value of common stock issued to the shareholders of Interich International Limited	$3,167	$-	$3,167
Liabilities assumed on merger , net of $111 of cash	$31,834	$-	$31,834
Common stock issued for conversion of notes payable	$30,775	$-	$30,775
Beneficial conversion feature on convertible notes & warrants	$1,025,000	$-	$1,025,000

The accompanying notes are an integral part of these consolidated financial statements
.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 1 - NATURE OF OPERATIONS

Borneo Resource Investments Ltd., (“Borneo” or the “Company”) was organized on June 14, 2004 under the laws of the State of Nevada as “Acme Entertainment, Inc.”. On July 21, 2005, the Company changed its name to “INQB8, Inc.” On November 4, 2005, in connection with a merger with Aventura Resorts, Inc., a privately held Washington company, the Company changed its name to “Aventura Resorts, Inc.” (“Aventura”). In connection with the merger with Interich International Limited, (“Interich”) a British Virgin Islands Company, on July 13, 2011, the company changed its name to Borneo Resource Investments Ltd. See discussion in Note 2 Merger and Recapitalization.

Borneo’s mission is to develop a platform of prime quality energy assets in Borneo, Indonesia, one of the world largest areas of high grade thermal coal reserves, through acquisition of coal mining concessions and licenses with verified reserves and export potential. The Company, when presented with the opportunity to do so, will seek to acquire concessions in other regions of Indonesia. Further, Borneo is creating a trading platform for thermal coal concessions and individual coal deposits through arbitrage between Indonesia supply chains and major energy importing nations including India and China.

Kalimantan Province, situated in the island of Sumatra, Indonesia, is home to one of the richest deposits of steaming coal in the world. The Indonesian government has, for many years been awarding coal mining exploration and licenses to local indigenous groups. With strong relationships with local licensees, through two of its executive officers, the Company has created preferential access to these concession opportunities.

Interich acquired in exchange for Interich stock an 80% interest in PT Chaya Meratus Primecoal, an Indonesian limited liability company, which is the holder of the exclusive exploration and development rights concession for up to 6,000 hectares in the Tanjung Area Basin of South East Kalimantan. The Company will, with any available cash, perform geological tests to determine the feasibility of mining each concession.

The Company also acquired exclusive rights to an exploration IUP covering approximately 1,300 hectares in Kalimantan through a Memorandum of Understanding, dated October 7, 2011, with the concession holder PT Integra Prima Coal (the “Integra MOU”). Pursuant to the Integra MOU, the Company shall take over the exploration, exploitation and drilling on the IUP. The Company does not have any commitments under the Integra MOU until it decides to continue exploration and mining activities. At that time, the parties will negotiate a price for the IUP. The Company also signed other preliminary agreements with companies to acquire mining concessions. See discussion in Note 14 Subsequent Events.

The Company’s strategy is to continue to acquire prime concessions and develop a “land bank” of assets to maximize the proven and probable reserves under management. It is the Company’s intention to select strategic partners to coordinate construction of coal mining infrastructure for concessions acquired. Ultimately, financing of mine development will be largely achieved through structured, limited recourse project financing.

The Company’s year end is December 31.

The Company is in the exploratory stage as defined by Accounting Standards Codification subtopic 915-10 Development stage Entities (“ASC 915-10”) with its efforts principally devoted to developing a platform of prime quality energy assets. To date, the Company, has not generated sales revenues, has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through December 31, 2011, the Company has accumulated losses of $1,103,766.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 2 - MERGER AND RECAPITALIZATION

In anticipation of the closing of the Interich transaction, described below, on July 13, 2011, the Company amended its Articles of Incorporation to effect a 100-to-1 reverse stock split of its issued and outstanding shares of common stock. In addition, the authorized number of shares of common stock was amended to authorize the Company to issue a total of 500,000,000 shares of capital stock, each with a par value of $0.001, which consists of 400,000,000 shares of common stock and 100,000,000 shares of preferred stock. Further, the Company changed its name from Aventura Resorts, Inc. to Borneo Resource Investments Ltd.

On August 1, 2011, the Company was merged with Interich via a merger subsidiary of the Company created for this transaction. The transaction has been accounted for as a reverse merger, and Interich is the acquiring company on the basis that Interich’s senior management became the entire senior management of the merged entity and there was a change of control of Borneo. In accordance with Accounting Standards Codification (“ASC”) 805-10-40, Business Combinations – Reverse Acquisitions, Interich was the acquiring entity for accounting purposes. While the transaction is accounted for using the purchase method of accounting, in substance the transaction was a recapitalization of Borneo’s capital structure.

From its inception, on September 22, 2009, until the date of the transaction on August 11, 2011, Interich was an inactive dormant corporation with no significant assets or liabilities. The historical financial statements are those of Interich, the accounting acquirer, immediately following the consummation of the reverse merger.

In connection with the merger, Borneo issued 60,178,073 restricted common shares to stockholders of Interich. The value of the stock that was issued to Interich’s equity holders was $60,178, the then fair value of the Company’s common stock. (See discussion Note 12 Related Party Transactions). In addition, $30,774 of convertible debt was exchanged for 6,154,860 “free trading” common shares of the Company. The issued and outstanding number of common shares subsequent to the closing and the exchange of convertible debt were 69,500,205.

In connection with the merger, existing stockholders retained 3,167,272 common shares. All reference to Common Stock shares and per share amounts have been retroactively restated to effect the reverse acquisition as if the transaction had taken place as of the beginning of the earliest period presented.

The total consideration paid was $60,178 and the significant components of the transaction are as follows:

Assets acquired:	$110
Concession	-
Liabilities assumed:	(31,944)
Net:	$(31,834)

Prior to the merger, the Company planned to develop real estate. The Company entered into several agreements to acquire resort properties but exhausted their assets before they could develop any property and decided to enter into the merger with Interich. The transaction is in substance as a capital transaction or deemed as a reverse recapitalization, rather than a business combination. Thus, no goodwill or other intangible assets have been recorded.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 3 - CONCESSION ACQUISITION

Interich acquired in exchange for Interich stock an 80% interest in PT Chaya Meratus Primecoal, an Indonesian limited liability company, which is the holder of the exclusive exploration and development rights concession for up to 6,000 hectares in the Tanjung Area Basin of South East Kalimantan. The Company will, with any available cash, perform geological tests to determine the feasibility of mining each concession.

The Company also acquired exclusive rights to an exploration IUP covering approximately 1,300 hectares in Kalimantan through a Memorandum of Understanding, dated October 7, 2011, with the concession holder PT Integra Prima Coal (the “Integra MOU”). Pursuant to the Integra MOU, the Company shall take over the exploration, exploitation and drilling on the IUP. The Company does not have any commitments under the Integra MOU until it decides to continue exploration and mining activities. At that time, the parties will negotiate a price for the IUP. The Company also signed other preliminary agreements with companies to acquire mining concessions. See discussion in Note 14 Subsequent Events.

In compliance with Indonesian regulations the Company, through Indonesian counsel, is filing a foreign investment approval application for all concession acquisitions in Indonesia.

NOTE 4 - BASIS OF PRESENTATION AND GOING CONCERN UNCERTAINTIES

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of Borneo and its subsidiary (refer below table) are prepared to conform to accounting principles generally accepted in the United States of America. All significant inter-company accounts and transactions were eliminated in consolidation.

Interich’s operating activities did not begin until July 1, 2011, and therefore comparative financial statements for prior years have not been presented.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for the period ended December 31, 2011, are not necessarily indicative of the results that may be expected for future periods.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the following entities, all of which the Company maintains control through a majority ownership:

		Form of	State of
Name of Entity	%	Entity	Incorporation	Relationship
Borneo Resource Investments Limited	-	Corporation	Nevada	Parent
Interich International Limited	100%	Corporation	British Virgins Isl.	Holding Sub

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 4 - BASIS OF PRESENTATION AND GOING CONCERN UNCERTAINTIES (CONTINUED)

Going Concern Uncertainties

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statement, the Company has incurred a deficit accumulated during the exploratory stage of $1,103,766, used $863,546 in cash for operating activities as of December 31, 2011. The ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations or on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern for the next twelve months.

To meet these objectives, the Company continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms and timely manner, if at all. The failure to obtain the necessary working capital would have a material adverse effect on the business prospects and, depending upon the shortfall, the Company may have to curtail or cease its operations.

The accompanying consolidated financial statements do not include any adjustment to the recorded assets or liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence.

NOTE 5 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies applied in the presentation of consolidated financial statements are as follows:

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing 605-25 on the Company's financial position and results of operations was not significant.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reported period. Actual results could differ materially from the estimates.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 5 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2011 cash consists of a checking account and money market account held by financial institutions.

Employee Advances

Employee advances consist of advances to employees for general business purposes, with no stated interest rate or due date. Management regularly reviews aging of receivables and changes in payment trends and records a reserve when management believes collection of amounts due are at risk. Accounts considered uncollectible are written off. At December 31, 2011 all employee advances are deemed to be collectable.

Mine Exploration and Development Costs

The Company accounts for mine exploration costs in accordance with Accounting Standards Codification 932, Extractive Activities. All exploration expenditures are expensed as incurred. Mine development costs are capitalized until production, other than production incidental to the mine development process, commences and are amortized on a units of production method based on the estimated proven and probable reserves. Mine development costs represent costs incurred in establishing access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels. The end of the development phase and the beginning of the production phase takes place when construction of the mine for economic extraction is substantially complete. Coal extracted during the development phase is incidental to the mine’s production capacity and is not considered to shift the mine into the production phase. Amortization of capitalized mine development is computed based on the estimated life of the mine and commences when production, other than production incidental to the mine development process, begins. From September 22, 2009 (date of inception) through December 31, 2011, the Company had not incurred any mine development costs.

Mine Properties

The Company accounts for mine properties in accordance with Accounting Standard Codification 930, Extractive Activities-Mining. Costs of acquiring mine properties are capitalized by project area upon purchase of the associated claims. Mine properties are periodically assessed for impairment of value and any diminution in value. There were no mineral properties as of December 31, 2011

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 5 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of timing differences such as deferred officers’ compensation and stock compensation accounting versus tax differences.

Net Loss Per Share, basic and diluted

The Company has adopted Accounting Standards Codification Subtopic 260-10, Earnings Per Share (“ASC 260-10) specifying the computation, presentation and disclosure requirements of earning per share information. Basic loss per share has been computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Shares issuable upon conversion of the notes payable and exercise of warrants has been excluded as a common stock equivalent in the diluted loss per share because their effect is anti-dilutive on the computation.

Derivative Instruments

The Company accounts for derivative instruments in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

At December 31, 2011, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 5 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The Company's financial instruments, as defined by Accounting Standard Codification subtopic 825-10, Financial Instrument (“ASC 825-10), include cash, accounts payable and convertible note payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2011.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:
Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions

The Company does not have any assets or liabilities measured at fair value on a recurring basis at December 31, 2011. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the period ended December 31, 2011.

Foreign Currency Translation and Comprehensive Income (Loss)

The functional currency of Interich is the Hong Kong Dollar (“HKD”). For financial reporting purposes, HKD were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in the consolidated results of operations. There has been no significant fluctuation in the exchange rate for the conversion of HKD to USD after the balance sheet date.

The Company uses Accounting Standard Codification 220 “Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the year ended December 31, 2011and for the period September 22, 2009 (date of inception) through December 31, 2011 consisted of net income and foreign currency translation adjustments.

Stock Based Compensation

The Company follows Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

As of December 31, 2011, the Company did not have any issued or outstanding stock options.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 5 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration and Credit Risk

The Company’s principal operations are all carried out in Indonesia. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in Indonesia, and by the general state of Indonesia’s economy. The Company’s operations in Indonesia are subject to specific considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company did not incur any research and development expenses from September 22, 2009 (date of inception) through December 31, 2011.

Reliance on Key Personnel and Consultants

The Company employs three executive officers. The Company is heavily dependent on the continued active participation of these current executive officers, employees and key consultants. The loss of any of the senior management or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 5 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impact of New Accounting Standards

The Company has adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”), which was formerly known as SFAS 168. ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the Securities and Exchange Commission (the "SEC") under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards and all other non-grandfathered, non-SEC accounting literature not included in the Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the basis of conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its consolidated financial statements.

NOTE 6 - PRIVATE PLACEMENT OFFERING FOR CONVERTIBLE NOTES AND WARRANTS

In July 2011, the Company initiated a private placement offering under which Senior Secured Convertible Notes (“Notes”) and Common Stock Warrants (“Warrants”) will be issued. See discussion in Note 8 Convertible Notes Payable and Note 10 Warrants.

The Notes are secured by all assets of the Company and its subsidiaries. Maturity is one year from the closing of the offering, unless converted by the note holder prior to the maturity date into the Company’s common stock. The interest rate of the notes is 8% per annum, payable on a semi-annual basis, with the interest rate increasing to 14% per annum upon and so long as a default continues. Under the terms of the Notes, the Company is not in default as of December 31, 2011. The number of shares of common stock the note holder is entitled to is determined by dividing the aggregate principal amount and all accrued and then unpaid interest thereon by $0.30. In addition, under the terms of the private placement offering, for each dollar of principal amount of the Notes, the subscriber also received a warrant to purchase shares of the Company’s common stock at an exercise price of $.30 per share that has an exercise date that expires two years from the date of the closing of the private placement offering.

The offering for Notes and Warrants closed in 2011. At the time of the closing of the private placement offering for Notes and Warrants, the Company had received $1,025,000.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 7 - PRIVATE PLACEMENT OFFERING FOR EQUITY

On November 17, 2011, the Company initiated a private placement offering under which it intends to sell 1,000,000 shares of the Company’s common stock for $1 per share. As of December 31, 2011, the company sold and issued 95,000 shares. Between December 31, 2011 and the date of this report, the Company had sold and issued an additional 80,000 shares, bringing the total sold and issued under the terms of this offering to 175,000 shares. (See discussion in Note 14 Subsequent Events).

NOTE 8 - CONVERTIBLE NOTES PAYABLE

Convertible notes payable represents amounts received from unrelated lenders under the terms of the private placement offering for Senior Secured Convertible Notes (“Notes”). See discussion in Note 6 Private Placement Offering For Convertible Notes and Warrants.

The Notes are secured by all assets of the Company and its subsidiaries. Maturity is one year from the closing of the offering, unless converted by the note holder prior to the maturity date into the Company’s common stock. The interest rate of the notes is 8% per annum, payable on a semi-annual basis, with the interest rate increasing to 14% per annum upon and so long as a default continues. Under the terms of the Notes, the Company is not in default as of December 31, 2011. The number of shares of common stock the note holder is entitled to is determined by dividing the aggregate principal amount and all accrued and then unpaid interest thereon by $0.30. In addition, under the terms of the private placement offering, for each dollar of principal amount of the convertible notes, the subscriber to the private placement also received a two year warrant (i.e. 1,025,000) warrants, from the date of the closing of the private placement offering to purchase shares of the Company’s common stock at exercise price of $0.30 per share. At December 31, 2011 convertible notes comprised of the following:

December 31, 2011
Senior Secured Convertible Promissory Note (net of unamortized debt discount of $908,286)	$116,714
Less: Current portion	$(116,714)
Long Term portion	$-

The Notes have a beneficial feature of $375,571 and the fair value of warrants at the date of grant was $649,429. In accordance with ASC 470-20, the Company allocated the proceeds from the issuance of the Notes to the warrants and the Notes based on their fair market values at the date of issuance using the Black-Scholes model. The value assigned to the warrants was $649,429 and $375,571 was assigned to beneficial conversion feature on debt. In total $1,025,000 was recorded as an increase in additional paid-in capital and was netted with the Convertible Note value. The discount will be amortized over the original one-year term of the Notes as additional interest expense. During the year ended December 31, 2011 $116,714 was amortized and shown as interest expense.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 8 - CONVERTIBLE NOTES PAYABLE (CONTINUED)

The fair value of the warrants was determined using the Black-Scholes pricing model, which values warrants based on the stock price at the grant date, the expected life of the warrant, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate of U.S. Treasuries over the expected life of the warrants. The assumptions used in the Black-Scholes pricing model for stock warrants granted during the year ended December 31, 2011 were as follows:

Fair Value of Common Stock	$1.00 – $2.25
Risk-Free Interest Rate	4.01% - 4.52%
Expected Volatility of Common Stock	317%
Dividend Yield	0%
Estimated life of warrants	2 Years

NOTE 9 - CAPITAL STOCK

On July 13, 2011, the Company amended its Articles of Incorporation to effect a 100-to-1 reverse stock split of its issued and outstanding shares of common stock and concurrently increased its authorized shares to 500,000,000 shares of capital stock, each with a par value of $0.001, which consists of 400,000,000 shares of common stock and 100,000,000 shares of preferred stock. All share and per share amounts have been retroactively stated as if the split had occurred September 22, 2009.

Preferred Stock

The Company has authorized the issuance of 100,000,000 shares of preferred stock, with a par value of $0.001 per share. The Company’s Board of Directors has broad discretion to create one or more series of preferred stock and to determine the rights, preferences, and privileges of any such series.

As of December 31, 2011, there were no shares of preferred stock issued and outstanding.

Common stock

The Company authorized the issuance of 400,000,000 shares of common stock, par value $0.001.

As of December 31, 2011, there were 69,595,205 shares of common stock issued and outstanding.

In August 2011, in connection with the reverse merger transaction, the Company issued an aggregate of 60,178,073 shares of its common stock in exchange for 50,000 shares of Interich. See discussion Note 2 Merger and Recapitalization.

In August 2011, in connection with the reverse merger transaction, the Company issued an aggregate of 6,154,860 shares of its common stock in exchange of settlement of old convertible notes payable of $30,775.

In December 2011, in connection with a private placement the Company sold and issued 95,000 shares of its common stock at $1.00 per share. See discussion Note 7 Private Placement Offering For Equity.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 10 - WARRANTS

The following table summarizes the changes in warrants outstanding and related prices for the shares of the Company’s common stock issued to shareholders at December 31, 2011:
Exercise Price	Number Outstanding	Warrants Outstanding Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise price	Number Exercisable	Warrants Exercisable Weighted Average Exercise Price
$0.30	1,025,000	1.83	$0.30	1,025,000	$0.30

Transactions involving the Company’s warrant issuance are summarized as follows:
Stock Warrants
Weighted average
Exercise
	Shares	Price
Outstanding at December 31, 2010	-	$-
Granted	1,025,000	0.30
Canceled	—	—
Expired	—	—
Exercised	—	—
Outstanding at December 31, 2011	1,025,000	$0.30

During the year ended December 31, 2011, the Company has issued 1,025,000 warrants to the Note holder (see discussion Note 6 Private Placement Offering For Convertible Notes and Warrants). The fair value of the issued warrants was determined using the Black-Scholes Option Pricing Model. See discussion Note 6 Private Placement Offering For Convertible Notes and Warrants and Note 8 Convertible Notes Payable.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Mining Concessions

Interich acquired in exchange for Interich stock an 80% interest in PT Chaya Meratus Primecoal, an Indonesian limited liability company, which is the holder of the exclusive exploration and development rights concession for up to 6,000 hectares in the Tanjung Area Basin of South East Kalimantan. The Company will, with any available cash, perform geological tests to determine the feasibility of mining each concession.

The Company also acquired exclusive rights to an exploration IUP covering approximately 1,300 hectares in Kalimantan through a Memorandum of Understanding, dated October 7, 2011, with the concession holder PT Integra Prima Coal (the “Integra MOU”). Pursuant to the Integra MOU, the Company shall take over the exploration, exploitation and drilling on the IUP. The Company does not have any commitments under the Integra MOU until it decides to continue exploration and mining activities. At that time, the parties will negotiate a price for the IUP. The Company also signed other preliminary agreements with companies to acquire mining concessions. See discussion in Note 14 Subsequent Events.

 BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 11 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Operating leases

On August 17, 2011, Interich signed an office license agreement (rental agreement) for offices in Hong Kong.

The agreement is for one year, expiring September 18, 2012. The monthly fee is HKD$33,000 which equals approximately $4,250 per month. In addition the Company paid a deposit of HKD$39,518 which equals approximately $5,070.

On September 14, 2011, the Company signed an office rental agreement for its corporate offices in Bothell, Washington USA. The lease is month-to-month and the monthly rental is $300 per month. In addition the Company paid a deposit of $300.

Consulting agreements

On August 1, 2011, the Company entered into a management agreement with OFS Capital Group (“OFS”). OFS has been retained to assist the Company in planning, managing, and conducting its business operations. The agreement has an initial term of two years, and the Company pays OFS $5,000 per month plus approved expenses. The Chief Executive Officer of the Company is a principal and 50% owner of OFS. A non-equity principal of OFS is a significant shareholder in the Company. See discussion Note 12 Related Party Transactions.

On November 1, 2011, the Company entered into Services Agreement with an independent Investor Relations consulting company. The initial term of the agreement is for six months and the company will pay $3,500 per month during the initial term. The agreement was amended on December 6, 2011 to shift the initial payment date to December and the due date of the last payment due on May 1, 2012. In addition, shares of the Company’s common stock were delivered to the consulting company by a shareholder of the Company.

On November 1, 2011, the Company entered into a Contract for Services with an independent company to create and implement investor targeted materials. Under the terms of the contract the Company paid the initial $50,000 and, as amended on December 7, 2012, the Company is obligated to make two additional payments of $50,000 in January 2012 and February 2012.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as described below, we are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 12 - RELATED PARTY TRANSACTIONS

Mr. Nils Ollquist, the Company’s Chairman of the Board, Chief Executive Officer and President, was the largest shareholder of Interich prior to the Merger. Under the terms of the Merger, Mr. Ollquist was issued 27,080,133 restricted shares of Common Stock of Borneo. See discussion Note 2 Merger and Recapitalization. In addition, Mr. Ollquist is a principal and 50% owner of OFS Capital Group (“OFS”), a company that Borneo has retained under a management agreement. See discussion Note 11 Commitments and Contingencies

Mr. Carlo Muaja, the Company’s Chief Operating Officer and a Director, was a shareholder of Interich prior to the Merger. Mr. Muaja was the principal shareholder of Meratus prior to Interich’s acquisition of an 80% interest in Meratus, and he received his shares in Interich as part of the transaction. See discussion Note 3 Concession Acquisitions. Under the terms of the Merger, Mr. Muaja was issued 15,044,518 restricted shares of Common Stock of Borneo.

A non-equity principal of OFS was a shareholder of Interich prior to the Merger. Under the terms of the Merger, this individual was issued 18,053,422 restricted shares of Common Stock of Borneo. On August 1, 2011, the Company entered into a management agreement with OFS. OFS has been retained to assist the Company in planning, managing, and conducting its business operations. The agreement has an initial term of two years, and the Company pays OFS $5,000 per month plus approved expenses. Mr. Nil Ollquist is a principal and 50% owner of OFS. A non-equity principal of OFS is a significant shareholder in the Company. See discussion Note 11 Commitments and Contingencies.

NOTE 13 – INCOME TAXES

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes include, but not limited to, accounting for intangibles, debt discounts associated with convertible debt, equity based compensation and depreciation and amortization.

At December 31, 2011, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $1,009,000, which expires in the year 2030, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Based upon the change in ownership rules under section 382 of the Internal Revenue Code of 1986, if in the future the Company issues common stock or additional equity instruments convertible in common shares which result in an ownership change exceeding the 50% limitation threshold imposed by that section, all of the Company’s net operating losses carry forwards may be significantly limited as to the amount of use in a particular years. All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.

 BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 13 – INCOME TAXES (CONTINUED)

At December 31, 2011, the significant components of the deferred tax assets (liabilities) are summarized below:

Net operating loss carry forwards expiring through 2030	$1,009,000

Tax Asset	343,060
Less valuation allowance	(343,060)
Balance	$—

Net operating loss carry forwards 2011 (estimated)	$1,009,000
Balance	$1,009,000

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expenses. As of December 31, 2011, the Company has no unrecognized tax benefit from uncertain tax positions, including interest and penalties.

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

Statutory federal income tax rate	34.0%
State income taxes and other	0.0%

Effective tax rate	34.0%

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

Deferred Tax Asset: (Liability)

Net operating loss carry forward	$343,060
Subtotal	343,060
Valuation allowance	(343,060)

Net Deferred Tax Asset (Liability)	$—

 BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 14 - SUBSEQUENT EVENTS

Concessions

The Company signed a Share Sale Purchase Pre-Contract Agreement, dated March 15, 2012 (the “Pre Contract Agreement”) to acquire 75% of PT Batubaraselaruas Sapta (“BSS”), which is the holder of a 93,000 hectare concession in the province of East Kalimantan, Indonesia, with a prospective area of 68,360 hectares. The Pre-Contract Agreement provides that it is only a Memorandum of Understanding prior to due diligence and the negotiation and execution of a Share Sale Purchase Agreement. Under the terms of the Pre-Contract Agreement, the Company will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$225,000,000 to acquire 75% of BSS. The initial payment of US$2,250,000, which the Company has not yet made, will provide the Company a 1% interest in BSS and guarantee exclusivity for the Company. The Company shall perform due diligence procedures on this property with any available funds.

The Company signed an Agreement on Transfer of Shares, Coal Mining License and Its Management, dated March 23, 2012 (the “Berkat Bumi Agreement”) to acquire 80% of PT Berkat Bumi Waigeo (“Berkat Bumi”), which is the holder of a 9,600 hectare concession in the West Papua Province (island of New Guinea), Indonesia. The Berkat Bumi Agreement provides that it is only a memorandum of understanding prior to due diligence and the negotiation and execution of a final agreement. Under the terms of the Pre-Contract Agreement, the Company will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$9,000,000 to acquire 80% of Berkat Bumi. The Company shall perform due diligence procedures on this property with any available funds.

The Company signed an Agreement on Transfer of Shares, Coal Mining License and Its Management, dated March 23, 2012 (the “Masanggu Agreement”), to acquire 90% of PT Berkat Banua Masanggu (“Masanggu”), which is the holder of an 8,800 hectare concession in the South Kalimantan Province, Indonesia. The Masanggu Agreement provides that it is only a memorandum of understanding prior to due diligence and the negotiation and execution of a final agreement. Under the terms of the Pre-Contract Agreement, the Company will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$6,000,000 to acquire 90% of Masanggu. The Company shall perform due diligence procedures on this property with any available funds.

The Company is also negotiating with BT Bumi Energy Kalimantan (“BEK”) which is the holder of a 3,200 hectare mining concession in South East Kalimantan, Indonesia for the acquisition of BEK’s shares.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalent	$16,539	$231,565
Restricted cash	-	39,980
Employee advances	-	10,773
Total current assets	16,539	282,318

Other assets:
Deposits	2,818	5,416
Total other assets	2,818	5,416

Total assets	$19,357	$287,734

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued liabilities	$165,844	$60,666
Convertible notes payable net of deferred debt discount $110,016 and $908,286 as of June 30, 2012 and December 31, 2011 respectively	219,984	116,714
Total current liabilities	385,828	177,380

Commitments and contingencies	-	-

Stockholders' Equity (Deficit):
Preferred stock; $0.001 par value; 100,000,000 shares authorized, none issued and outstanding as of June 30, 2012 and December 31, 2011	-	-
Common stock; $0.001 par value; 400,000,000 shares authorized, 72,228,737 and 69,595,205 shares issued and outstanding as of June 30, 2012, and December 31, 2011 respectively	72,229	69,595
Additional paid in capital	2,057,951	1,144,525
Deficit accumulated during the exploratory stage	(2,496,651)	(1,103,766)
Total stockholders' equity (deficit)	(366,471)	110,354

Total liabilities and stockholders' equity (deficit)	$19,357	$287,734

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
					For the period September 22, 2009 (date of inception)
	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011	through June 30, 2012

OPERATING EXPENSES:
Selling, general and administrative	$237,855	$-	$558,674	$-	$1,480,318

Total operating expenses	237,855	-	558,674	-	1,480,318

Loss from operations	237,855	-	558,674	-	1,480,318

OTHER INCOME (EXPENSE):
Interest income	3	-	6	-	119
Interest expense	(15,877)	-	(35,947)	-	(66,467)
Amortization of debt discount	(623,198)	-	(798,270)	-	(914,984)

Loss before provision for income taxes	(876,927)	-	(1,392,885)	-	(2,461,650)

Provision for income taxes:
Current	-	-	-	-	-
Deferred	-	-	-	-	-
Total income taxes	-	-	-	-	-

NET LOSS	$(876,927)	$-	$(1,392,885)	$-	$(2,461,650)

Net loss per common share (basic and fully diluted)	$(0.01)	$(0.00)	$(0.02)	$(0.00)

Weighted average number of common shares outstanding, basic and fully diluted	70,882,127	60,178,073	70,307,851	60,178,073

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
For the period September 22, 2009 (date of Inception) through June 30, 2012 (Unaudited)

				(Deficit)
				Accumulated
			Additional	During
	Common stock		Paid in	Exploratory
	Shares	Amount	Capital	Stage	Total

Balance at the date of inception, September 22, 2009	-	$-	$-	$-	$-
Issuance of common stock in September 2009 @$0.001 per share for services to founder	60,178,073	60,178	-	(60,178)	-
Balance, December 31, 2009	60,178,073	60,178	-	(60,178)	-
Net loss for the period ended December 31, 2010	-	-	-	-	-
Balance, December 31, 2010	60,178,073	60,178	-	(60,178)	-
Issuance of common stock in August 2011 @ $0.001 per share for acquisition of Interich International Limited	3,167,272	3,167	-	(3,167)	-
Net Payables, debt and cash acquired	-	-	-	(31,834)	(31,834)
Issuance of common stock in August 2011 @ $0.005 per share on conversion of debt	6,154,860	6,155	24,620	-	30,775
Issuance of common stock for cash in December 2011 @ $1.00 per share	95,000	95	94,905	-	95,000
Beneficiary conversion feature on convertible notes & warrants	-	-	1,025,000	-	1,025,000
Net loss for the period ended December 31, 2011	-	-	-	(1,008,587)	(1,008,587)
Balance, December 31, 2011	69,595,205	69,595	1,144,525	(1,103,766)	110,354
Issuance of common stock for cash in January 2012 @ $1.00 per share	80,000	80	79,920	-	80,000
Issuance of common stock in May 2012 @ $0.30 per share on conversion of debt & accrued interest	2,453,532	2,454	733,606	-	736,060
Issuance of common stock for cash in June 2012 @ $1.00 per share	100,000	100	99,900	-	100,000
Net loss for the period ended June 30, 2012	-	-	-	(1,392,885)	(1,392,885)
Balance, June 30, 2012	72,228,737	$72,229	$2,057,951	$(2,496,651)	$(366,471)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended		For the period September 22, 2009 (date of inception)
	June 30, 2012	June 30, 2011	through June 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,392,885)	$-	$(2,461,650)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred debt discount on convertible notes	798,269	-	914,983
Non-cash expenses	-	-	25,000
Common stock issued in exchange for services	-		60,178
Changes in operating assets and liabilities:
Employee advances	10,773	-	-
Deposits and restricted cash	42,578	-	(2,818)
Accounts payable and accrued interest	146,239	-	205,735
Net cash used in operating activities	(395,026)	-	(1,258,572)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received in reverse merger transaction	-	-	111
Net cash provided by investing activities	-	-	111

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes payable	-	-	1,000,000
Proceeds from the sale of common stock	180,000	-	275,000
Net cash provided by financing activities	180,000	-	1,275,000

Net (decrease) increase in cash and cash equivalents	(215,026)	-	16,539

Cash and cash equivalents at beginning of period	231,565	-	-

Cash and cash equivalents at end of period	$16,539	$-	$16,539

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$5,495	$-	$5,495
Cash paid during the period for income taxes	$-	$-	$-

NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued to shareholders of Interich International Limited	$-	$-	$3,167
Liabilities assumed on merger	$-	$-	$31,834
Common stock issued for conversion of notes payable and accrued interest	$736,060	$-	$766,835
Beneficial conversion feature on convertible notes & warrants	$-	$-	$1,025,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 1 - NATURE OF OPERATIONS

Borneo Resource Investments Ltd., (“Borneo” or the “Company”) was organized on June 14, 2004 under the laws of the State of Nevada as “Acme Entertainment, Inc.”. On July 21, 2005, the Company changed its name to “INQB8, Inc.” On November 4, 2005, in connection with a merger with Aventura Resorts, Inc., a privately held Washington company, the Company changed its name to “Aventura Resorts, Inc.” (“Aventura”). In connection with the merger with Interich International Limited, (“Interich”) a British Virgin Islands Company, on July 13, 2011, the company changed its name to Borneo Resource Investments Ltd. See discussion in Note 2 Merger and Recapitalization.

Borneo’s mission is to develop a platform of prime quality energy assets in Borneo, Indonesia, one of the world largest areas of high grade thermal coal reserves, through acquisition of coal mining concessions and licenses with verified reserves and export potential. The Company, when presented with the opportunity to do so, will seek to acquire concessions in other regions of Indonesia. Further, Borneo is creating a trading platform for thermal coal concessions and individual coal deposits through arbitrage between Indonesia supply chains and major energy importing nations including India and China.

Kalimantan Province, situated in the island of Sumatra, Indonesia, is home to one of the richest deposits of steaming coal in the world. The Indonesian government has, for many years been awarding coal mining exploration and licenses to local indigenous groups. With strong relationships with local licensees, through two of its executive officers, the Company has created preferential access to these concession opportunities.

Interich acquired in exchange for Interich stock an 80% interest in PT Chaya Meratus Primecoal, an Indonesian limited liability company, which is the holder of the exclusive exploration and development rights concession for up to 6,000 hectares in the Tanjung Area Basin of South East Kalimantan. The Company will, with any available cash, perform geological tests to determine the feasibility of mining each concession.

The Company also acquired exclusive rights to an exploration IUP covering approximately 1,300 hectares in Kalimantan through a Memorandum of Understanding, dated October 7, 2011, with the concession holder PT Integra Prima Coal (the “Integra MOU”). Pursuant to the Integra MOU, the Company shall take over the exploration, exploitation and drilling on the IUP. The Company does not have any commitments under the Integra MOU until it decides to continue exploration and mining activities. At that time, the parties will negotiate a price for the IUP. The Company also signed other preliminary agreements with companies to acquire mining concessions. See discussion in Note 14 Subsequent Events.

The Company signed a Share Sale Purchase Pre-Contract Agreement, dated March 15, 2012 (the “Pre Contract Agreement”) to acquire 75% of PT Batubaraselaruas Sapta (“BSS”), which is the holder of a 93,000 hectare concession in the province of East Kalimantan, Indonesia, with a prospective area of 68,360 hectares. The Pre-Contract Agreement provides that it is only a Memorandum of Understanding prior to due diligence and the negotiation and execution of a Share Sale Purchase Agreement. Under the terms of the Pre-Contract Agreement, the Company will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$225,000,000 to acquire 75% of BSS. The initial payment of US$2,250,000, which the Company has not yet made, will provide the Company a 1% interest in BSS and guarantee exclusivity for the Company. The Company shall perform due diligence procedures on this property with any available funds.

The Company signed an Agreement on Transfer of Shares, Coal Mining License and Its Management, dated March 23, 2012 (the “Berkat Bumi Agreement”) to acquire 80% of PT Berkat Bumi Waigeo (“Berkat Bumi”), which is the holder of a 9,600 hectare concession in the West Papua Province (island of New Guinea), Indonesia. The Berkat Bumi Agreement provides that it is only a memorandum of understanding prior to due diligence and the negotiation and execution of a final agreement. Under the terms of the Pre-Contract Agreement, the Company will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$9,000,000 to acquire 80% of Berkat Bumi. The Company shall perform due diligence procedures on this property with any available funds.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 1 - NATURE OF OPERATIONS (Continued)

The Company signed an Agreement on Transfer of Shares, Coal Mining License and Its Management, dated March 23, 2012 (the “Masanggu Agreement”), to acquire 90% of PT Berkat Banua Masanggu (“Masanggu”), which is the holder of an 8,800 hectare concession in the South Kalimantan Province, Indonesia. The Masanggu Agreement provides that it is only a memorandum of understanding prior to due diligence and the negotiation and execution of a final agreement. Under the terms of the Pre-Contract Agreement, the Company will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$6,000,000 to acquire 90% of Masanggu. The Company shall perform due diligence procedures on this property with any available funds.

The Company is also negotiating with BT Bumi Energy Kalimantan (“BEK”) which is the holder of a 3,200 hectare mining concession in South East Kalimantan, Indonesia for the acquisition of BEK’s shares.

The Company’s strategy is to continue to acquire prime concessions and develop a “land bank” of assets to maximize the proven and probable reserves under management. It is the Company’s intention to select strategic partners to coordinate construction of coal mining infrastructure for concessions acquired. Ultimately, financing of mine development will be largely achieved through structured, limited recourse project financing.

The Company’s year end is December 31.

The Company is in the exploratory stage as defined by Accounting Standards Codification subtopic 915-10 Development stage Entities (“ASC 915-10”) with its efforts principally devoted to developing a platform of prime quality energy assets. To date, the Company, has not generated sales revenues, has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through June 30, 2012, the Company has accumulated losses of $2,496,651.

NOTE 2 - MERGER AND RECAPITALIZATION

In anticipation of the closing of the Interich transaction, described below, on July 13, 2011, the Company amended its Articles of Incorporation to effect a 100-to-1 reverse stock split of its issued and outstanding shares of common stock. In addition, the authorized number of shares of common stock was amended to authorize the Company to issue a total of 500,000,000 shares of capital stock, each with a par value of $0.001, which consists of 400,000,000 shares of common stock and 100,000,000 shares of preferred stock. Further, the Company changed its name from Aventura Resorts, Inc. to Borneo Resource Investments Ltd.

On August 1, 2011, the Company was merged with Interich via a merger subsidiary of the Company created for this transaction. The transaction has been accounted for as a reverse merger, and Interich is the acquiring company on the basis that Interich’s senior management became the entire senior management of the merged entity and there was a change of control of Borneo. In accordance with Accounting Standards Codification (“ASC”) 805-10-40, Business Combinations – Reverse Acquisitions, Interich was the acquiring entity for accounting purposes. While the transaction is accounted for using the purchase method of accounting, in substance the transaction was a recapitalization of Borneo’s capital structure.

From its inception, on September 22, 2009, until the date of the transaction on August 11, 2011, Interich was an inactive dormant corporation with no significant assets or liabilities and, accordingly, comparative financial statements for the three and six months ended June 30, 2011 are presented with “-$0-. The historical financial statements are those of Interich, the accounting acquirer, immediately following the consummation of the reverse merger.

In connection with the merger, Borneo issued 60,178,073 restricted common shares to stockholders of Interich. The value of the stock that was issued to Interich’s equity holders was $60,178, the then fair value of the Company’s common stock. (See discussion Note 12 Related Party Transactions). In addition, $30,774 of convertible debt was exchanged for 6,154,860 “free trading” common shares of the Company. The issued and outstanding number of common shares subsequent to the closing and the exchange of convertible debt were 69,500,205.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 2 - MERGER AND RECAPITALIZATION (Continued)

In connection with the merger, existing stockholders retained 3,167,272 common shares. All reference to Common Stock shares and per share amounts have been retroactively restated to effect the reverse acquisition as if the transaction had taken place as of the beginning of the earliest period presented.

The total consideration paid was $60,178 and the significant components of the transaction are as follows:

Assets acquired:	$110
Concession	-
Liabilities assumed:	(31,944)
Net:	$(31,834)

Prior to the merger, the Company planned to develop real estate. The Company entered into several agreements to acquire resort properties but exhausted their assets before they could develop any property and decided to enter into the merger with Interich. The transaction is in substance as a capital transaction or deemed as a reverse recapitalization, rather than a business combination. Thus, no goodwill or other intangible assets have been recorded.

NOTE 3 - CONCESSION ACQUISITION

Interich acquired in exchange for Interich stock an 80% interest in PT Chaya Meratus Primecoal, an Indonesian limited liability company, which is the holder of the exclusive exploration and development rights concession for up to 6,000 hectares in the Tanjung Area Basin of South East Kalimantan. The Company will, with any available cash, perform geological tests to determine the feasibility of mining each concession.

The Company also acquired exclusive rights to an exploration IUP covering approximately 1,300 hectares in Kalimantan through a Memorandum of Understanding, dated October 7, 2011, with the concession holder PT Integra Prima Coal (the “Integra MOU”). Pursuant to the Integra MOU, the Company shall take over the exploration, exploitation and drilling on the IUP. The Company does not have any commitments under the Integra MOU until it decides to continue exploration and mining activities. At that time, the parties will negotiate a price for the IUP. The Company also signed other preliminary agreements with companies to acquire mining concessions. See discussion in Note 14 Subsequent Events.

The Company signed a Share Sale Purchase Pre-Contract Agreement, dated March 15, 2012 (the “Pre Contract Agreement”) to acquire 75% of PT Batubaraselaruas Sapta (“BSS”), which is the holder of a 93,000 hectare concession in the province of East Kalimantan, Indonesia, with a prospective area of 68,360 hectares. The Pre-Contract Agreement provides that it is only a Memorandum of Understanding prior to due diligence and the negotiation and execution of a Share Sale Purchase Agreement. Under the terms of the Pre-Contract Agreement, the Company will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$225,000,000 to acquire 75% of BSS. The initial payment of US$2,250,000, which the Company has not yet made, will provide the Company a 1% interest in BSS and guarantee exclusivity for the Company. The Company shall perform due diligence procedures on this property with any available funds.

The Company signed an Agreement on Transfer of Shares, Coal Mining License and Its Management, dated March 23, 2012 (the “Berkat Bumi Agreement”) to acquire 80% of PT Berkat Bumi Waigeo (“Berkat Bumi”), which is the holder of a 9,600 hectare concession in the West Papua Province (island of New Guinea), Indonesia. The Berkat Bumi Agreement provides that it is only a memorandum of understanding prior to due diligence and the negotiation and execution of a final agreement. Under the terms of the Pre-Contract Agreement, the Company will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$9,000,000 to acquire 80% of Berkat Bumi. The Company shall perform due diligence procedures on this property with any available funds.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 3 - CONCESSION ACQUISITION (Continued)

The Company signed an Agreement on Transfer of Shares, Coal Mining License and Its Management, dated March 23, 2012 (the “Masanggu Agreement”), to acquire 90% of PT Berkat Banua Masanggu (“Masanggu”), which is the holder of an 8,800 hectare concession in the South Kalimantan Province, Indonesia. The Masanggu Agreement provides that it is only a memorandum of understanding prior to due diligence and the negotiation and execution of a final agreement. Under the terms of the Pre-Contract Agreement, the Company will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$6,000,000 to acquire 90% of Masanggu. The Company shall perform due diligence procedures on this property with any available funds.

The Company is also negotiating with BT Bumi Energy Kalimantan (“BEK”) which is the holder of a 3,200 hectare mining concession in South East Kalimantan, Indonesia for the acquisition of BEK’s shares. In compliance with Indonesian regulations the Company, through Indonesian counsel, is filing a foreign investment approval application for all concession acquisitions in Indonesia.

NOTE 4 - BASIS OF PRESENTATION AND GOING CONCERN UNCERTAINTIES

Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the financial statements of Borneo and its subsidiary (refer below table) are prepared to conform to accounting principles generally accepted in the United States of America. All significant inter-company accounts and transactions were eliminated in consolidation.

Interich’s operating activities did not begin until July 1, 2011, and therefore comparative financial statements for prior periods have not been presented.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for period ended June 30, 2012, are not necessarily indicative of the results that may be expected for future periods.

Basis of Presentation
The accompanying unaudited condensed consolidated financial statements include the accounts of the following entities, all of which the Company maintains control through a majority ownership:

		Form of	State of
Name of Entity	%	Entity	Incorporation	Relationship
Borneo Resource Investments Limited	-	Corporation	Nevada	Parent
Interich International Limited	100%	Corporation	British Virgin Isl.	Holding Sub

Going Concern Uncertainties
The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying unaudited condensed consolidated financial statement, the Company has incurred a deficit accumulated during the exploratory stage of $2,496,651 and used $395,026 in cash for operating activities for the six months ended June 30, 2012. The ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations or on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern for the next twelve months.

To meet these objectives, the Company continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms and timely manner, if at all. The failure to obtain the necessary working capital would have a material adverse effect on the business prospects and, depending upon the shortfall, the Company may have to curtail or cease its operations.

The accompanying unaudited condensed consolidated financial statements do not include any adjustment to the recorded assets or liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence.

  BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 5 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies applied in the presentation of unaudited condensed consolidated financial statements are as follows:

Revenue Recognition
The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing 605-25 on the Company's financial position and results of operations was not significant.

Use of Estimates
The preparation of the unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reported period. Actual results could differ materially from the estimates.

Cash and Cash Equivalent
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At June 30, 2012 and December 31, 2011, cash consists of a checking account and money market account held by financial institutions.

Employee Advances
Employee advances consist of advances to employees for general business purposes, with no stated interest rate or due date. Management regularly reviews aging of receivables and changes in payment trends and records a reserve when management believes collection of amounts due are at risk. Accounts considered uncollectible are written off. During the period ended June 30, 2012, all of the employee advances outstanding at December 31, 2011 were collected.

Mine Exploration and Development Costs
The Company accounts for mine exploration costs in accordance with Accounting Standards Codification 932, Extractive Activities. All exploration expenditures are expensed as incurred. Mine development costs are capitalized until production, other than production incidental to the mine development process, commences and are amortized on a units of production method based on the estimated proven and probable reserves. Mine development costs represent costs incurred in establishing access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels. The end of the development phase and the beginning of the production phase takes place when construction of the mine for economic extraction is substantially complete. Coal extracted during the development phase is incidental to the mine’s production capacity and is not considered to shift the mine into the production phase. Amortization of capitalized mine development is computed based on the estimated life of the mine and commences when production, other than production incidental to the mine development process, begins. From September 22, 2009 (date of inception) through June 30, 2012, the Company had not incurred any mine development costs.

Mine Properties
The Company accounts for mine properties in accordance with Accounting Standard Codification 930, Extractive Activities-Mining. Costs of acquiring mine properties are capitalized by project area upon purchase of the associated claims. Mine properties are periodically assessed for impairment of value and any diminution in value. There were no mineral properties as of June 30, 2012.

  BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 5 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes
The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of timing differences such as deferred officers’ compensation and stock compensation accounting versus tax differences.

Net Loss Per Share, basic and diluted
The Company has adopted Accounting Standards Codification Subtopic 260-10, Earnings Per Share (“ASC 260-10) specifying the computation, presentation and disclosure requirements of earning per share information. Basic loss per share has been computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Shares issuable upon conversion of the notes payable and exercise of warrants has been excluded as a common stock equivalent in the diluted loss per share because their effect is anti-dilutive on the computation.

Derivative Instruments
The Company accounts for derivative instruments in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

For the periods ended June 30, 2012 and December 31, 2011, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Fair Value of Financial Instruments
The Company's financial instruments, as defined by Accounting Standard Codification subtopic 825-10, Financial Instrument (“ASC 825-10), include cash, accounts payable and convertible note payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at June 30, 2012 and December 31, 2011.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions

The Company does not have any assets or liabilities measured at fair value on a recurring basis at June 30, 2012 and December 31, 2011. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the periods ended June 30, 2012 and December 31, 2011.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 5 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation and Comprehensive Income (Loss)
The functional currency of Interich is the Hong Kong Dollar (“HKD”). For financial reporting purposes, HKD were translated into United States Dollars (“USD” or “$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.

Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gains and losses resulting from foreign currency transactions are included in the consolidated results of operations. There has been no significant fluctuation in the exchange rate for the conversion of HKD to USD after the balance sheet date.

The Company uses Accounting Standard Codification 220 “Comprehensive Income”. Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the six month period ended June 30, 2012, and for the period September 22, 2009 (date of inception) through June 30, 2012, consisted of net income and foreign currency translation adjustments.

Stock Based Compensation
The Company follows Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

As of June 30, 2012 and December 31, 2011, the Company did not have any issued and outstanding stock options.

Concentration and Credit Risk
The Company’s principal operations are all carried out in Indonesia. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in Indonesia, and by the general state of Indonesia’s economy. The Company’s operations in Indonesia are subject to specific considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Research and Development
The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company did not incur any research and development expenses from September 22, 2009 (date of inception) through June 30, 2012.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 5 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reliance on Key Personnel and Consultants
The Company employs three executive officers. The Company is heavily dependent on the continued active participation of these current executive officers, employees and key consultants. The loss of any of the senior management or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Impact of New Accounting Standards
The Company has adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”), which was formerly known as SFAS 168. ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the Securities and Exchange Commission (the "SEC") under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards and all other non-grandfathered, non-SEC accounting literature not included in the Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the basis of conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its unaudited condensed consolidated financial statements.

NOTE 6 - PRIVATE PLACEMENT OFFERING FOR CONVERTIBLE NOTES AND WARRANTS

In July 2011, the Company initiated a private placement offering under which Senior Secured Convertible Notes (“Notes”) and Common Stock Warrants (“Warrants”) will be issued. See discussion in Note 8 Convertible Notes Payable and Note 10 Warrants.

The Notes are secured by all assets of the Company and its subsidiaries. Maturity is one year from the closing of the offering, unless converted by the note holder prior to the maturity date into the Company’s common stock. The interest rate of the notes is 8% per annum, payable on a semi-annual basis, with the interest rate increasing to 14% per annum upon and so long as a default continues. Under the terms of the Notes, the Company is not in default as of June 30, 2012. The number of shares of common stock the note holder is entitled to is determined by dividing the aggregate principal amount and all accrued and then unpaid interest thereon by $0.30. In addition, under the terms of the private placement offering, for each dollar of principal amount of the Notes, the subscriber also receive a warrant to purchase shares of the Company’s common stock at an exercise price of $.30 per share that has an exercise date that expires two years from the date of the closing of the private placement offering.

The offering for Notes and Warrants closed in 2011. At the time of the closing of the private placement offering for Notes and Warrants, the Company had received $1,025,000.

NOTE 7 - PRIVATE PLACEMENT OFFERING FOR EQUITY

On November 17, 2011, the Company initiated a private placement offering under which it intends to sell 1,000,000 shares of the Company’s common stock for $1 per share. As of December 31, 2011, the company sold and issued 95,000 shares. Between December 31, 2011 and June 30, 2012, the Company had sold and issued an additional 180,000 shares, bringing the total sold and issued under the terms of this offering to 275,000 shares. In July 2012, the Company sold and issued 100,000 shares under the terms of this offering. See discussion Note 14 Subsequent Events.

  BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 8 - CONVERTIBLE NOTES PAYABLE

Convertible notes payable represents amounts received from unrelated lenders under the terms of the private placement offering for Senior Secured Convertible Notes (“Notes”). See discussion in Note 6 Private Placement Offering For Convertible Notes and Warrants.

The Notes are secured by all assets of the Company and its subsidiaries. Maturity is one year from the closing of the offering, unless converted by the note holder prior to the maturity date into the Company’s common stock. The interest rate of the notes is 8% per annum, payable on a semi-annual basis, with the interest rate increasing to 14% per annum upon and so long as a default continues. Under the terms of the Notes, the Company is not in default as of June 30, 2012. The number of shares of common stock the note holder is entitled to is determined by dividing the aggregate principal amount and all accrued and then unpaid interest thereon by $0.30. In addition, under the terms of the private placement offering, for each dollar of principal amount of the convertible notes, the subscriber to the private placement also received a two year warrant (i.e. 1,025,000 warrants), from the date of the closing of the private placement offering to purchase shares of the Company’s common stock at exercise price of $0.30 per share. At June 30, 2012 and December 31, 2011 convertible notes were comprised of the following:

	June 30, 2012	December 31, 2011

Senior Secured Convertible Promissory Note (net of unamortized debt discount of $110,016 at June 30, 2012 and $908,286 at December 31, 2011)	$219,984	$116,714
Less: Current portion	$(219,984)	$(116,714)
Long Term portion	$-	$-

The Notes have a beneficial feature of $375,571 and the fair value of warrants at the date of grant was $649,429. In accordance with ASC 470-20, the Company allocated the proceeds from the issuance of the Notes to the warrants and the Notes based on their fair market values at the date of issuance using the Black-Scholes model. The value assigned to the warrants was $649,429 and $375,571 was assigned to the beneficial conversion feature on debt. In total, $1,025,000 was recorded as an increase in additional paid-in capital and was netted with the Convertible Note value. The discount will be amortized over the original one-year term of the Notes as additional interest expense. For the six months ended June 30, 2012 and for the year ended December 31, 2011, $798,270 and $116,714 respectively was amortized and shown as interest expense.

As of June 30, 2012, principal of $695,000 plus accrued interest of $41,057 had been converted to common stock by the terms of the notes. Subsequent to June 30, 2012, principal of $225,000 plus accrued interest of $16,411 was converted to common stock by terms of the notes, leaving a principal balance remaining of $105,000. See discussion Note 14 Subsequent Events.

The fair value of the warrants was determined using the Black-Scholes pricing model, which values warrants based on the stock price at the grant date, the expected life of the warrant, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate of U.S. Treasuries over the expected life of the warrants. The assumptions used in the Black-Scholes pricing model for stock warrants granted during the year ended December 31, 2011 were as follows:

Fair Value of Common Stock	$1.00 – $2.25
Risk-Free Interest Rate	4.01% - 4.52%
Expected Volatility of Common Stock	317%
Dividend Yield	0%
Estimated life of warrants	2 Years

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 9 - CAPITAL STOCK

On July 13, 2011, the Company amended its Articles of Incorporation to effect a 100-to-1 reverse stock split of its issued and outstanding shares of common stock and concurrently increased its authorized shares to 500,000,000 shares of capital stock, each with a par value of $0.001, which consists of 400,000,000 shares of common stock and 100,000,000 shares of preferred stock. All share and per share amounts have been retroactively stated as if the split had occurred September 22, 2009.

Preferred Stock
The Company has authorized the issuance of 100,000,000 shares of preferred stock, with a par value of $0.001 per share. The Company’s Board of Directors has broad discretion to create one or more series of preferred stock and to determine the rights, preferences, and privileges of any such series.

As of June 30, 2012 and December 31, 2011, there were no shares of preferred stock issued and outstanding.

Common stock
The Company authorized the issuance of 400,000,000 shares of common stock, par value $0.001.

As of June 30, 2012 and December 31, 2011, respectively there were 72,228,737 and 69,595,205 shares of common stock issued and outstanding.

In August 2011, in connection with the reverse merger transaction, the Company issued an aggregate of 60,178,073 shares of its common stock in exchange for 50,000 shares of Interich. See discussion Note 2 Merger and Recapitalization.

In August 2011, in connection with the reverse merger transaction, the Company issued an aggregate of 6,154,860 shares of its common stock in exchange of settlement of old convertible notes payable of $30,775.

In December 2011, in connection with a private placement the Company sold and issued 95,000 shares of its common stock at $1.00 per share. See discussion Note 7 Private Placement Offering For Equity.

In January 2012, in connection with a private placement the Company sold and issued 80,000 shares of its common stock at $1.00 per share. See discussion Note 7 Private Placement Offering For Equity.

In May 2012, $695,000 plus accrued interest of $41,057 was converted to 2,453,532 shares of common stock by the terms of the convertible notes. See discussion Note 8 Convertible Notes Payable.

In June 2012, the Company sold and issued 100,000 shares under the terms of this offering. See discussion Note 7 Private Placement Offering For Equity.

In July 2012, the Company sold and issued 100,000 shares under the terms of this offering. See discussion Note 14 Subsequent Events.

In July 2012, $200,000 plus accrued interest of $14,773 was converted to 715,909 shares of common stock by the terms of the convertible notes. See discussion Note 8 Convertible Notes Payable and Note 14 Subsequent Events.

In August 2012, $25,000 plus accrued interest of $1,638 was converted to 88,796 shares of common stock by the terms of the convertible notes. See discussion Note 8 Convertible Notes Payable and Note 14 Subsequent Events.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 10 – WARRANTS

The following table summarizes the changes in warrants outstanding and related prices for the shares of the Company’s common stock issued to shareholders at June 30, 2012 and December 31, 2011:

Exercise Price	Number Outstanding	Warrants Outstanding Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise price	Number Exercisable	Warrants Exercisable Weighted Average Exercise Price

$0.30	1,025,000	1.33	$0.30	1,025,000	$0.30

Transactions involving the Company’s warrant issuance are summarized as follows:

Stock Warrants
Weighted Average
	Shares	Exercise Price

Outstanding at December 31, 2010	-	$-
Granted in 2011	1,025,000	0.30
Cancelled	-	-
Expired	-	-
Exercised	-	-
Outstanding at June 30, 2012	1,025,000	$0.30

During the year ended December 31, 2011, the Company has issued 1,025,000 warrants to the Note holder (see discussion Note 6 Private Placement Offering For Convertible Notes and Warrants). During the six month period ended June 30, 2012 no warrants were cancelled, expired or were exercised. The fair value of the issued warrants was determined using the Black-Scholes Option Pricing Model. See discussion Note 6 Private Placement Offering For Convertible Notes and Warrants and Note 8 Convertible Notes Payable.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Mining Concessions
Interich acquired in exchange for Interich stock an 80% interest in PT Chaya Meratus Primecoal, an Indonesian limited liability company, which is the holder of the exclusive exploration and development rights concession for up to 6,000 hectares in the Tanjung Area Basin of South East Kalimantan. The Company will, with any available cash, perform geological tests to determine the feasibility of mining each concession.

The Company also acquired exclusive rights to an exploration IUP covering approximately 1,300 hectares in Kalimantan through a Memorandum of Understanding, dated October 7, 2011, with the concession holder PT Integra Prima Coal (the “Integra MOU”). Pursuant to the Integra MOU, the Company shall take over the exploration, exploitation and drilling on the IUP. The Company does not have any commitments under the Integra MOU until it decides to continue exploration and mining activities. At that time, the parties will negotiate a price for the IUP.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 11 - COMMITMENTS AND CONTINGENCIES (Continued)

The Company signed a Share Sale Purchase Pre-Contract Agreement, dated March 15, 2012 (the “Pre Contract Agreement”) to acquire 75% of PT Batubaraselaruas Sapta (“BSS”), which is the holder of a 93,000 hectare concession in the province of East Kalimantan, Indonesia, with a prospective area of 68,360 hectares. The Pre-Contract Agreement provides that it is only a Memorandum of Understanding prior to due diligence and the negotiation and execution of a Share Sale Purchase Agreement. Under the terms of the Pre-Contract Agreement, the Company will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$225,000,000 to acquire 75% of BSS. The initial payment of US$2,250,000, which the Company has not yet made, will provide the Company a 1% interest in BSS and guarantee exclusivity for the Company. The Company shall perform due diligence procedures on this property with any available funds.

The Company signed an Agreement on Transfer of Shares, Coal Mining License and Its Management, dated March 23, 2012 (the “Berkat Bumi Agreement”) to acquire 80% of PT Berkat Bumi Waigeo (“Berkat Bumi”), which is the holder of a 9,600 hectare concession in the West Papua Province (island of New Guinea), Indonesia. The Berkat Bumi Agreement provides that it is only a memorandum of understanding prior to due diligence and the negotiation and execution of a final agreement. Under the terms of the Pre-Contract Agreement, the Company will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$9,000,000 to acquire 80% of Berkat Bumi. The Company shall perform due diligence procedures on this property with any available funds.

The Company signed an Agreement on Transfer of Shares, Coal Mining License and Its Management, dated March 23, 2012 (the “Masanggu Agreement”), to acquire 90% of PT Berkat Banua Masanggu (“Masanggu”), which is the holder of an 8,800 hectare concession in the South Kalimantan Province, Indonesia. The Masanggu Agreement provides that it is only a memorandum of understanding prior to due diligence and the negotiation and execution of a final agreement. Under the terms of the Pre-Contract Agreement, the Company will bear all of the costs for the due diligence and development of the BSS concession and, subject to its due diligence and the execution of a Share Sale Purchase Agreement, make a series payments totally US$6,000,000 to acquire 90% of Masanggu. The Company shall perform due diligence procedures on this property with any available funds.

The Company is also negotiating with BT Bumi Energy Kalimantan (“BEK”) which is the holder of a 3,200 hectare mining concession in South East Kalimantan, Indonesia for the acquisition of BEK’s shares.

Operating leases
On August 17, 2011, Interich signed an office license agreement (rental agreement) for offices in Hong Kong. The agreement was terminated in March 2012. The deposit of HKD$39,518 which equals approximately $5,070 was applied to the last month, March 31, 2012.

On September 14, 2011, the Company signed an office rental agreement for its corporate offices in Bothell, Washington USA. The lease is month-to-month and the monthly rental is $300 per month. In addition the Company paid a deposit of $300.

On May 17, 2012, the Company signed an office rental agreement for offices in Hong Kong. The lease is for six months and the monthly rental is HKD$16,000 which equals approximately $2,100 per month. In addition the Company paid a deposit of HKD$16,000 which equals approximately $2,100.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 11 - COMMITMENTS AND CONTINGENCIES (Continued)

Consulting agreements
On August 1, 2011, the Company entered into a management agreement with OFS Capital Group (“OFS”). OFS has been retained to assist the Company in planning, managing, and conducting its business operations. The agreement has an initial term of two years, and the Company pays OFS $5,000 per month plus approved expenses. The Chief Executive Officer of the Company is a principal of OFS, and another principal of OFS is a significant shareholder in the Company. The agreement was terminated in July 2012. See discussion Note 12 Related Party Transactions.

On November 1, 2011, the Company entered into Services Agreement with an independent Investor Relations consulting company. The initial term of the agreement is for six months and the company will pay $3,500 per month during the initial term. The agreement was amended on December 6, 2011 to shift the initial payment date to December and the due date of the last payment due on May 1, 2012. In addition, shares of the Company’s common stock were delivered to the consulting company by a shareholder of the Company. The agreement was terminated in May 2012.

On November 1, 2011, the Company entered into a Contract for Services with an independent company to create and implement investor targeted materials. Under the terms of the contract the Company paid the initial $50,000 and, as amended on December 7, 2011, the Company is obligated to make two additional payments of $50,000 in January 2012 and February 2012. The agreement was terminated in May 2012.

Litigation
From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as described below, we are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

NOTE 12 - RELATED PARTY TRANSACTIONS

Mr. Nils Ollquist, the Company’s Chairman of the Board, Chief Executive Officer and President, was the largest shareholder of Interich prior to the Merger. Under the terms of the Merger, Mr. Ollquist was issued 27,080,133 restricted shares of Common Stock of Borneo. See discussion Note 2 Merger and Recapitalization. In addition, Mr. Ollquist is a principal of OFS Capital Group (“OFS”), a company that Borneo has retained under a management agreement for which Mr. Ollquist received no compensation. See discussion Note 11 Commitments and Contingencies.

Mr. Carlo Muaja, the Company’s Chief Operating Officer and a Director, was a shareholder of Interich prior to the Merger. Mr. Muaja was the principal shareholder of Meratus prior to Interich’s acquisition of an 80% interest in Meratus, and he received his shares in Interich as part of the transaction. See discussion Note 3 Concession Acquisitions. Under the terms of the Merger, Mr. Muaja was issued 15,044,518 restricted shares of Common Stock of Borneo.

Another principal of OFS was a shareholder of Interich prior to the Merger. Under the terms of the Merger, this individual was issued 18,053,422 restricted shares of Common Stock of Borneo. On August 1, 2011, the Company entered into a management agreement with OFS. OFS has been retained to assist the Company in planning, managing, and conducting its business operations. The agreement has an initial term of two years, and the Company pays OFS $5,000 per month plus approved expenses. Mr. Nil Ollquist is a principal of OFS, and another principal of OFS is a significant shareholder in the Company. Mr. Ollquist did not receive compensation under this agreement. The agreement was terminated in July 2012. See discussion Note 11 Commitments and Contingencies.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 13 – INCOME TAXES

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes include, but not limited to, accounting for intangibles, debt discounts associated with convertible debt, equity based compensation and depreciation and amortization.

At June 30, 2012, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $2,462,000, which expires in the year 2030, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Based upon the change in ownership rules under section 382 of the Internal Revenue Code of 1986, if in the future the Company issues common stock or additional equity instruments convertible in common shares which result in an ownership change exceeding the 50% limitation threshold imposed by that section, all of the Company’s net operating losses carry forwards may be significantly limited as to the amount of use in a particular years. All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.

At June 30, 2012, the significant components of the deferred tax assets (liabilities) are summarized below:

Net operating loss carry forwards expiring through 2030	$2,462,000

Tax Asset	837,080
Less valuation allowance	(837,080)
Balance	$—

Net operating loss carry forwards June 30, 2012 (estimated)	$2,462,000
Balance	$2,462,000

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expenses. As of June 30, 2012, the Company has no unrecognized tax benefit from uncertain tax positions, including interest and penalties.

BORNEO RESOURCE INVESTMENTS LTD.
(Formerly Aventura Resorts, Inc.)
(An Exploratory Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2012
(Unaudited)

NOTE 13 – INCOME TAXES (Continued)

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:
Statutory federal income tax rate	34.0%
State income taxes and other	0.0%

Effective tax rate	34.0%

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

Deferred Tax Asset: (Liability)

Net operating loss carry forward	$837,080
Subtotal	837,080
Valuation allowance	(837,080)

Net Deferred Tax Asset (Liability)	$-

NOTE 14 - SUBSEQUENT EVENTS

In July 2012 in connection with a private placement the Company sold and issued 100,000 shares of its common stock at $1.00 per share. See discussion Note 7 Private Placement Offering For Equity.

In July 2012, $200,000 plus accrued interest of $14,773 was converted to 715,909 shares of common stock by the terms of the convertible notes. See discussion Note 8 Convertible Notes Payable.

In August 2012, $25,000 plus accrued interest of $1,638 was converted to 88,796 shares of common stock by the terms of the convertible notes. See discussion Note 8 Convertible Notes Payable.